                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            WASHINGTON MUTUAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                            [Washington Mutual Logo]
                         1201 THIRD AVENUE, SUITE 1500
                           SEATTLE, WASHINGTON 98101

                                 MARCH 22, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Washington Mutual shareholders which will be held in the S. Mark Taper Foundation Auditorium on Tuesday, April 18, 2000, at 2:00 p.m., at Benaroya Hall, 200 University Street, Seattle, Washington. I look forward to greeting as many of our shareholders as possible.

     As set forth in the attached Proxy Statement, the meeting will be held to consider the election of directors; proposed amendments to the 1994 Stock Option Plan, the Bonus and Incentive Plan for Executive Officers and Senior Management, and the Restricted Stock Plan; three shareholder proposals (if they are properly presented at the meeting); and the ratification of the appointment of the independent auditors for 2000. Please read the attached Proxy Statement carefully for information on the matters shareholders are being asked to consider and vote on.

     In addition to these specific matters, there will be a report on the progress of Washington Mutual and an opportunity to ask questions of general interest to shareholders.

     Your vote is important. Whether or not you attend the meeting in person, I urge you to sign, date and promptly return your proxy in the enclosed postage-paid reply envelope. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,

                                          /s/ Kerry K. Killinger

                                          Kerry K. Killinger
                                          Chairman, President and Chief
                                          Executive Officer

                            WASHINGTON MUTUAL, INC.
                         1201 THIRD AVENUE, SUITE 1500
                           SEATTLE, WASHINGTON 98101
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 18, 2000
                         ------------------------------

To the Shareholders of Washington Mutual, Inc.:

     The Annual Meeting of Shareholders of Washington Mutual, Inc. will be held on Tuesday, April 18, 2000, at 2:00 p.m., in the S. Mark Taper Foundation Auditorium at Benaroya Hall, 200 University Street, Seattle, Washington, for the following purposes:

     1. To elect one director for a term of two years; and elect six directors for a term of three years;

     2. To amend the Company's 1994 Stock Option Plan;

     3. To amend the Company's Bonus and Incentive Plan for Executive Officers and Senior Management;

     4. To amend the Company's Restricted Stock Plan;

     5. To ratify the appointment of Deloitte & Touche LLP as the independent auditors for 2000;

     6. To act upon three shareholder proposals (if they are properly presented at the meeting); and

     7. To transact such other business as may properly come before the meeting or any adjournments thereof.

     YOUR BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR ITEMS 1, 2, 3, 4 AND 5.

     All of these proposals are more fully described in the Proxy Statement, which follows. Shareholders of record at the close of business on March 3, 2000, will be entitled to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ William L. Lynch
                                          William L. Lynch
                                          Secretary

March 22, 2000

                                   IMPORTANT

     Whether or not you expect to attend in person, we urge you to sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and will save Washington Mutual the expense of additional solicitation. A postage-paid reply envelope is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the Annual Meeting if you desire to do so. Your proxy is revocable at your option in the manner described in the Proxy Statement.

                                    CONTENTS

                                                                    PAGE
                                                                    ----
Proxy Statement...................................................    1
General Information for Shareholders..............................    1
ITEM 1. Election of Directors.....................................    2
         Nominees.................................................    2
         Directors................................................    3
         Information Regarding the Board of Directors and
         Its Committees...........................................    5
         Compensation of Directors................................    6
Principal Holders of Common Stock.................................    7
Security Ownership of Directors and Executive Officers............    8
Executive Compensation............................................   10
Pension Plans and Agreements......................................   12
Certain Relationships and Related Transactions....................   14
Report of the Compensation and Stock Option Committee.............   15
Performance Graph.................................................   18
Section 16(a) Beneficial Ownership Reporting Compliance...........   19
ITEM 2. Amendment of the Company's Amended and Restated 1994 Stock
  Option Plan.....................................................   19
ITEM 3. Amendment of the Company's Bonus and Incentive Plan for
  Executive Officers and Senior Management........................   22
ITEM 4. Amendment of the Company's Restricted Stock Plan..........   25
ITEM 5. Ratification of Appointment of Independent Auditors.......   29
ITEM 6. Shareholder Proposal regarding nominations of Board
  candidates......................................................   29
ITEM 7. Shareholder Proposal regarding disclosure of executive
  compensation consultants........................................   31
ITEM 8. Shareholder Proposal regarding hiring of proxy advisory
  firm by shareholder vote........................................   32
Annual Report.....................................................   34
Shareholder Proposals for the 2001 Annual Meeting.................   34
Other Matters.....................................................   35

                            WASHINGTON MUTUAL, INC.
                         1201 THIRD AVENUE, SUITE 1500
                           SEATTLE, WASHINGTON 98101
                         ------------------------------

                                PROXY STATEMENT
                    FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 18, 2000
                         ------------------------------

     THE BOARD OF DIRECTORS IS SOLICITING PROXIES TO BE VOTED AT THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 18, 2000, AT 2 P.M., AND AT ANY ADJOURNMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY ANTICIPATES THAT THE NOTICE, THIS PROXY STATEMENT AND THE FORM OF PROXY ENCLOSED WILL FIRST BE SENT TO ITS SHAREHOLDERS ON OR ABOUT MARCH 22, 2000.
--------------------------------------------------------------------------------

  WHO CAN VOTE                                         HOW YOU CAN VOTE

      Only shareholders of record at the close of          If you hold your shares as a shareholder of record,
  business on March 3, 2000 will be entitled to vote   you can vote in person at the Annual Meeting or you
  at the Annual Meeting. As of March 3, 2000, the      can vote by mail. The enclosed proxy card contains
  Company had 558,327,194 shares of Common Stock       instructions for voting by mail. Whichever method you
  outstanding (including 12,000,000 shares of Common   use, the proxies identified on the back of the proxy
  Stock held in escrow). Each share of Common Stock    card will vote the shares of which you are the
  is entitled to one vote for each of the items        shareholder of record in accordance with your
  properly presented at the Annual Meeting.            instructions. If you submit a proxy card without
                                                       giving specific voting instructions, the proxies will
  WHAT AM I VOTING ON                                  vote those shares as recommended by the Board of
                                                       Directors.
      You are voting on:
      - The election of one director for a term of         If you own your shares through a brokerage account
        two years and six directors for a term of      or in another nominee form, you must provide
        three years. The Board of Directors' nominees  instructions to the broker or nominee as to how your
        are, respectively, Mary E. Pugh and Douglas    shares should be voted. Your broker or nominee will
        P. Beighle, J. Taylor Crandall, Kerry K.       generally provide you with the appropriate forms at
        Killinger, Michael K. Murphy, Elizabeth A.     the time you receive this Proxy Statement and the
        Sanders and Willis B. Wood, Jr.                annual report. If you own your shares through a
                                                       brokerage account or nominee, you cannot vote in
      - The amendment of the Company's 1994 Stock      person at the Annual Meeting unless you receive a
        Option Plan.                                   proxy from the broker or the nominee.
      - The amendment of the Company's Bonus and
        Incentive Plan for Executive Officers and      HOW YOU MAY REVOKE OR CHANGE YOUR VOTE
        Senior Management.
                                                           If you are the record owner of your shares, you
      - The amendment of the Company's Restricted      may revoke your proxy at any time before it is voted
        Stock Plan.                                    at the Annual Meeting (1) by submitting a new proxy
                                                       card, (2) by delivering written notice to the
      - The ratification of the appointment of         Secretary of the Company before April 18, 2000,
        Deloitte & Touche LLP as independent auditors  stating that you are revoking your proxy, or (3) by
        for 2000.                                      attending the Annual Meeting and voting your shares
                                                       in person. Attendance at the Annual Meeting will not,
      - The shareholder proposals described herein,    in itself, constitute revocation of your proxy.
        if properly introduced at the Annual Meeting.
                                                       COSTS OF SOLICITATION
  VOTES REQUIRED/VOTING PROCEDURES
                                                           The Company will bear the cost of preparing,
      Under Washington law, any shareholder action at  printing and mailing material in connection with this a meeting requires that a quorum exist with respect  solicitation of proxies. In addition to mailing
  to that action. A quorum for the actions to be       material, officers and regular employees of the
  taken at the Annual Meeting will consist of a        Company may, without being additionally compensated,
  majority of the outstanding shares of Common Stock   solicit proxies personally and by mail, telephone,
  entitled to vote, present in person or by proxy at   telegram or facsimile. The Company will reimburse
  the Annual Meeting. Shareholders of record who are   banks and brokers for their reasonable out-of-pocket
  present at the Annual Meeting in person or by proxy  expenses related to forwarding proxy material to
  and who abstain, including brokers holding           beneficial owners of stock or otherwise in connection
  customers' shares of record who cause abstentions    with this solicitation. The Company has retained
  to be recorded at the Annual Meeting, are            Georgeson Shareholder Communications Inc. to assist
  considered shareholders who are present and          in the solicitation at a cost of approximately
  entitled to vote, and will count toward the quorum.  $10,000, plus reasonable out-of-pocket expenses.

      If a quorum exists at the Annual Meeting, each   WHO WILL COUNT THE VOTE
  action proposed will be approved if the number of
  votes cast in favor of the proposed action exceeds       Proxies and ballots will be received and tabulated
  the number of votes cast against it. Consequently,   by ChaseMellon Shareholder Services, L.L.C., the
  abstentions and broker non-votes will have no        Company's transfer agent and the inspector of
  impact on any of the proposals set forth in the      elections for the Annual Meeting.
  Notice of Annual Meeting.

  WASHINGTON MUTUAL PLANS

        If you are a participant in the Restricted
  Stock Plan ("Restricted Stock Plan"), the
  Retirement Savings and Investment Plan ("RSIP"), the Employees' Stock Purchase Program or the
  Pioneer Savings Bank Employee Stock Ownership Plan and Trust, you may direct the trustee or plan administrator how to vote the number of shares allocated to your account. The enclosed proxy indicates any Common Stock allocated to your account.

--------------------------------------------------------------------------------

                         ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors of Washington Mutual currently consists of 18 directors, who are divided into three classes. Mary E. Pugh was appointed as a director, effective June 1, 1999, to fill a vacancy created by the retirement of a director. Under Washington law, an appointee serves as a director only until the next annual meeting. Ms. Pugh has been nominated for election to a different class to cause the three classes of directors to be approximately equal in number following the Annual Meeting. Otherwise, the members of each class ordinarily serve three-year terms, with one class elected annually. The Board of Directors has nominated each of the following persons for election as a director to serve a two- or three-year term expiring at the Company's Annual Meeting of Shareholders in the year indicated above such person's name:

                                TERM ENDING 2002

                                  Mary E. Pugh

                                TERM ENDING 2003

                               Douglas P. Beighle
                               J. Taylor Crandall
                               Kerry K. Killinger
                               Michael K. Murphy
                              Elizabeth A. Sanders
                              Willis B. Wood, Jr.

     Each of the nominees has indicated that he or she is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Planning and Nominating Committee of the Board of Directors. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of the seven nominees listed above.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                     COMPANY         EXPIRATION OF
                  NAME                     AGE    DIRECTOR SINCE    TERM AS DIRECTOR
                  ----                     ---    --------------    ----------------
Douglas P. Beighle.......................  67          1989               2000
David Bonderman..........................  57          1997               2002
J. Taylor Crandall.......................  46          1997               2000
Roger H. Eigsti..........................  57          1992               2002
John W. Ellis............................  71          1970               2001
Anne V. Farrell..........................  64          1994               2001
Stephen E. Frank.........................  58          1997               2001
William P. Gerberding....................  70          1979               2001
Enrique Hernandez, Jr....................  44          1997               2001
Kerry K. Killinger.......................  50          1988               2000
Phillip D. Matthews......................  61          1998               2002
Michael K. Murphy........................  63          1985               2000
Mary E. Pugh.............................  40          1999               2000
William G. Reed, Jr......................  61          1970               2002
Elizabeth A. Sanders.....................  54          1998               2000
William D. Schulte.......................  67          1998               2001
James H. Stever..........................  56          1991               2002
Willis B. Wood, Jr.......................  65          1997               2000

     Mr. Beighle has been a consultant to The Boeing Company since 1997. From 1981 through 1997, he held various positions at Boeing, including Senior Vice President of The Boeing Company from 1986 to 1997. Mr. Beighle serves as a director of Puget Sound Energy, Inc., Active Voice Corporation and Simpson Investment Company.

     Mr. Bonderman is a founding partner of Texas Pacific Group. He is a director of Bell & Howell Company, Inc., Beringer Wine Estates, Continental Airlines, Inc., Co-Star Realty Information, Inc., Denbury Resources Inc., Ducati Motor Holdings, S.p.A., Magellan Health Services, Inc., Oxford Health Plans, Inc., Paradyne Networks, Inc. and Ryanair Ltd.

     Mr. Crandall has been Chief Operating Officer and Vice President of Keystone, Inc. since August 1998, and Vice President of Oak Hill Capital Management, Inc., since January 1999. In addition, Mr. Crandall was a Vice President and director of National Re Holdings Corp. from 1989 until 1997 and served as Treasurer of that company until 1990. Mr. Crandall is a director of Bell & Howell Company, Inc., Specialty Foods, Inc., Sunterra Corporation, and US Oncology, Inc.

     Mr. Eigsti has served as the Chairman of SAFECO Corporation since May 1993 and Chief Executive Officer since January 1992. He served as its President from May 1989 until August 1996, Chief Operating Officer from May 1989 until January 1992, and Executive Vice President and Chief Financial Officer from February 1985 until May 1989. Mr. Eigsti has been a director of SAFECO Corporation since May 1988.

     Mr. Ellis is Chairman Emeritus of The Baseball Club of Seattle, Inc. He served as its Chairman and Chief Executive Officer from 1992 through 1999. In addition, Mr. Ellis served at Puget Sound Energy, Inc. as Chairman from 1988 until 1993 and as Chief Executive Officer from 1970 until 1993. Mr. Ellis is a director of

Associated Electric & Gas Insurance Service Ltd., Puget Sound Energy, SAFECO Corporation and UTILX Corporation.

     Mrs. Farrell has served as the President and Chief Executive Officer of The Seattle Foundation, a charitable and educational corporate foundation, since 1984. Mrs. Farrell is a director of Blue Cross of Washington and Alaska and PREMERA. Mrs. Farrell also serves as a trustee of the registered investment companies that comprise the WM Group of Funds. The investment adviser to the funds is an indirect wholly owned subsidiary of Washington Mutual.

     Mr. Frank has served as Chairman, President and Chief Executive Officer of Southern California Edison, the largest subsidiary of Edison International, since June 1995. He also serves as a director for both Southern California Edison and Edison International. Mr. Frank was the President, Chief Operating Officer and a director of Florida Power and Light Company from August 1990 until June 1995. From 1988 until 1990 he was Executive Vice President and Chief Financial Officer of TRW, Inc. Mr. Frank is also a director of the Electric Power Research Institute, UNOVA, Inc. and Associated Electric & Gas Insurance Services Limited.

     Mr. Gerberding serves as a director of SAFECO Corporation and is a member of the Board of Directors of the Seattle Opera. Mr. Gerberding served as President of the University of Washington from 1979 through 1995.

     Mr. Hernandez has been the Chairman, Chief Executive Officer and President of Inter-Con Security Systems since 1984. He is also a co-founder and has been principal partner since 1988 of Interspan Communications, a television broadcast company serving Spanish-speaking audiences. Prior to becoming the President of Inter-Con, he served as Vice President and Assistant General Counsel from 1984 to 1985 and as Executive Vice President from 1985 to 1986. Mr. Hernandez serves as a director of McDonald's Corporation and Nordstrom, Inc.

     Mr. Killinger has been Chairman, President and Chief Executive Officer of Washington Mutual since 1991. Mr. Killinger became President and a director in 1988, its Chief Executive Officer in 1990 and Chairman of its Board of Directors in 1991. Mr. Killinger has served as a director of the Federal Home Loan Bank of Seattle since 1995 and a director of Simpson Investment Company since 1997.

     Mr. Matthews is the Chairman of the Executive Committee and Lead Director of Wolverine World Wide, Inc. and served as its Chairman from 1993 through 1996. He is also Chairman of the Board of Sizzler International, Inc. Mr. Matthews was Chairman and Chief Executive Officer of The Reliable Company from 1992 to 1997.

     Mr. Murphy is President and Chief Executive Officer of CPM Development Corporation, the parent company of Central Pre-Mix Concrete Company and Inland Asphalt Company. Mr. Murphy also serves as a trustee of the registered investment companies that comprise the WM Group of Funds. The investment adviser to the funds is an indirect wholly owned subsidiary of Washington Mutual.

     Ms. Pugh is the founder and President of Pugh Capital Management, Inc., a fixed income money management company. Prior to establishing Pugh Capital in 1991, Ms. Pugh served in a number of positions at Washington Mutual, including Senior Vice President of the Portfolio Management Division of Washington Mutual Bank from 1989 to 1991. Ms. Pugh is a Board and Executive Committee member of the Greater Seattle Chamber of Commerce, Chair of the Community Development Roundtable and a board member of the Seattle branch of the Federal Reserve Bank of San Francisco.

     Mr. Reed is a director of Simpson Investment Company, the holding company for Simpson Paper Company and Simpson Timber Company, and was Chairman from 1971 to 1996. Mr. Reed also serves as a director of Microsoft Corporation, PACCAR, Inc., SAFECO Corporation and The Seattle Times.

     Ms. Sanders is the founder and Principal of The Sanders Partnership, an executive management and leadership consulting firm. Prior to 1990 she served as a Vice President and General Manager of Nordstrom, Inc. She is also a director of Advantica Restaurant Group, Inc., Wal-Mart Stores, Inc., Wellpoint Health Networks Inc. and Wolverine World Wide, Inc.

     Mr. Schulte served in various positions at KPMG from 1961-1990, including Vice Chairman and director from 1984 until 1990. Mr. Schulte is a director of Parsons Corporation and Vastar Resources, Inc.

     Mr. Stever retired as the Executive Vice President -- Public Policy of U S WEST, Inc. on December 31, 1996, which position he had held since January 1996. He was the Executive Vice President -- Public Policy and Human Resources of U S WEST, Inc. from November 1994 to January 1996 and was the Executive Vice President -- Public Policy of U S WEST Inc. and U S WEST Communications, Inc. from 1993 until 1994. He was President -- Public Policy of U S WEST Communications, Inc. from 1990 until 1993 and President -- Business Division from 1988 until 1990.

     Mr. Wood retired as the Chairman, Chief Executive Officer and a director of Pacific Enterprises, the holding company of Southern California Gas Company in 1998. Mr. Wood served in various positions, including as an executive officer of Pacific Enterprises' subsidiaries since 1960. Mr. Wood is a director of the Automobile Club of Southern California.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of Washington Mutual has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), a Loan and Investment Committee, a Corporate Development Committee, a Corporate Relations Committee and a Planning and Nominating Committee.

     The Audit Committee's function is to meet with management, the internal auditors and the independent auditors to review and evaluate the Company's audited financial statements, internal accounting controls and regulatory examinations and to monitor the Company's compliance with laws, regulations and corporate policy. The Committee currently consists of Messrs. Beighle (Chairman), Eigsti, Frank, Hernandez, Reed and Schulte.

     The Compensation Committee reviews and approves compensation policies for all employees; develops, approves and administers the salaries, bonuses and equity compensation of all executive and senior officers of Washington Mutual and its subsidiaries; reviews compensation programs and practices for the Chief Executive Officer; and has supervisory control over the administration of Washington Mutual's compensation, stock option and other equity incentive plans, its pension and retirement plans and its other benefit plans and programs. The Committee currently consists of Messrs. Ellis (Chairman), Beighle, Murphy, Stever and Wood.

     The Loan and Investment Committee has supervisory control over all investments in, and dispositions of, securities and loans, all purchases of real estate and dispositions of property acquired by Washington Mutual (excluding the Company's premises or other real property acquired for use by the Company). The Committee currently consists of Messrs. Murphy (Chairman), Beighle, Bonderman, Crandall, Eigsti, Frank, Killinger, Reed, Stever and Wood and Ms. Pugh.

     The Corporate Development Committee was formed in December 1997 to review, on a case-by-case basis, with Washington Mutual's management all potential acquisitions presented to it. The Committee currently consists of Messrs. Killinger (Chairman), Beighle, Bonderman, Ellis and Wood.

     The Corporate Relations Committee was formed in December 1997 to monitor the Company's charitable giving and community service activities, including implementation of its ten-year $120 billion commitment to community reinvestment. The Committee currently consists of Mrs. Farrell (Chairman), Messrs. Eigsti, Frank, Gerberding and Killinger and Ms. Sanders.

     The Planning and Nominating Committee monitors Washington Mutual's operating and financial condition, reviews and approves Washington Mutual's strategic and operational plans and programs and assists the Board of Directors in policymaking functions. The Committee also recommends persons to fill vacancies on the Board of Directors and reviews the structure and operation of the Board of Directors. Pursuant to the Company's Bylaws, the Committee considers shareholder-recommended nominees for the Board of Directors, provided that such shareholder nominations must be submitted to the Company's Secretary not less than 90 days in advance of the mailing of the Proxy Statement as based on the prior year's mailing date. The

Committee currently consists of Messrs. Reed (Chairman), Crandall, Ellis, Gerberding, Hernandez, Killinger and Matthews and Mrs. Farrell.

     During 1999, the Company's Board of Directors met nine times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of all meetings held by committees on which he or she served, except that Mr. Crandall attended 70% of such meetings.

COMPENSATION OF DIRECTORS

     Non-employee directors are compensated for their service on the Board of Directors and any committees on which they serve. Effective January 1, 2000, each non-employee director is paid an annual retainer fee of $34,000, $10,000 of which is distributed in restricted stock on a quarterly basis. Restrictions lapse on such restricted stock grants on the earlier of March 31st of the year in which a director reaches age 72 and a director's retirement from the Company, and the restricted stock earns quarterly dividends which are reinvested. Each director also receives $750 for attendance at purely telephonic board meetings and $1,500 for attendance in person or by telephone at other board meetings. In addition, directors who serve on committees receive $500 for attendance at purely telephonic committee meetings and $1,000 for attendance in person or by telephone at other committee meetings, plus travel and accommodation expenses, except that Corporate Development Committee members receive an annual fee of $5,000 in lieu of any fees for committee meeting attendance. The Chairman of the Audit Committee receives an additional annual fee of $7,000; the Chairman of the Compensation Committee receives an additional annual fee of $4,000; the Chairman of the Loan and Investment Committee receives an additional annual fee of $4,000; the Chairman of the Corporate Relations Committee receives an additional annual fee of $3,000; and the Chairman of the Planning and Nominating Committee receives an additional annual fee of $2,000. Mr. Killinger receives no compensation as a director.

     On February 16, 1999, each non-employee director was given an automatic grant of options to purchase 3,000 shares of Common Stock at an exercise price of $40.4375, the fair market value of the underlying Common Stock on the date of grant. If the shareholders approve the proposed amendments to the 1994 Stock Option Plan (described in Item 2 below), an additional automatic grant of options to purchase 4,000 shares of Common Stock will be deemed to have been made on December 21, 1999, to each non-employee director, with an exercise price of $25.4375, the fair market value of the underlying Common Stock on the date of grant. If the proposed amendment is not approved, an automatic grant of 4,000 shares will instead be deemed to have been made on February 15, 2000, at an exercise price of $22.6875, the fair market value of the underlying Common Stock on that date. All such options vest on the first anniversary of the grant.

     Messrs. Frank, Hernandez and Wood have residential loans outstanding with a non-bank subsidiary of Washington Mutual. All such loans were made by Great Western Financial Corporation ("GWFC") prior to the merger of GWFC with a subsidiary of the Company in July 1997 (the "Great Western Merger") pursuant to the Great Western Home Loan Program (the "GW Home Loan Program") described in this Proxy Statement under "Indebtedness of Management." Interest on those loans is generally at monthly adjustable rates equal to the cost of funds of Washington Mutual Bank, FA ("WMBFA"), a wholly owned subsidiary of Washington Mutual, plus 0.25%. This rate was approximately 2.425% below that on similar loans made to the general public in 1999. The economic benefit of preferential loans under the GW Home Loan Program to Messrs. Frank, Hernandez and Wood in 1999 was, respectively, $24,850, $53,318 and $25,551.

     Messrs. Frank, Hernandez and Wood are entitled to certain retirement benefits under an unfunded directors' retirement plan for which Washington Mutual has assumed responsibility as successor to GWFC. Upon termination of service on GWFC's Board of Directors, each eligible director became entitled under the plan to an annual retirement benefit equal to the sum of the annual retainer previously paid to members of the GWFC Board plus twelve times the monthly meeting fee, both as in effect at the time of the director's termination. Benefits are payable for a period equal to the number of years that the eligible director served as a director and will be provided to the surviving spouse or other designated beneficiary following an eligible director's death. Washington Mutual has purchased company owned cost-recovery life insurance on the lives of the participants in the plan. Messrs. Frank and Hernandez are entitled to receive quarterly payments of

$11,650 under the plan until October 2008 and Mr. Wood is entitled to receive such payments until October 2011. Accordingly, in 1999 each of the three directors received payments aggregating $46,600 under the plan.

     Messrs. Matthews and Schulte and Ms. Sanders are entitled to certain retirement benefits under an unfunded directors' retirement plan for which Washington Mutual has assumed responsibility as successor to H.F. Ahmanson & Company ("Ahmanson"). Upon termination of service on Ahmanson's Board of Directors, each eligible director became entitled under the plan to an annual retirement benefit equal to the director's pay during the twelve month period immediately preceding retirement from such Board. Benefits are payable for a period equal to the number of years that the eligible director served as an Ahmanson director and will be provided to the surviving spouse or other designated beneficiary following an eligible director's death. Washington Mutual has purchased company owned cost-recovery life insurance on the lives of the participants in the plan. Messrs. Matthews and Schulte and Ms. Sanders began receiving monthly payments of $2,000 under the plan beginning April 1, 1999. Messrs. Matthews and Schulte and Ms. Sanders are entitled to receive this benefit through May 2002, September 2006 and November 2007, respectively.

     Messrs. Frank, Hernandez and Wood have vested balances in an unfunded deferred compensation plan for certain former directors of GWFC for which Washington Mutual has assumed responsibility as successor to GWFC. No additional compensation may be deferred under this plan. Washington Mutual has purchased company owned cost-recovery life insurance on the lives of the participants. Interest accrues on fund balances under the plan at enhanced rates. Those interest amounts exceeded 120% of the applicable federal long-term rate compounded annually by $4,965, $4,993 and $5,627, respectively, for Messrs. Frank, Hernandez and Wood.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth information regarding beneficial ownership of Common Stock by each person known to the Company to have owned more than 5% of the outstanding shares of the Common Stock on December 31, 1999. The following is based solely on statements filed with the Securities and Exchange Commission (the "SEC") or other information that the Company believes to be reliable. The named shareholder has sole voting and investment power with respect to the shares shown, except as noted below.

              NAME AND ADDRESS OF                SHARES OF COMMON STOCK   PERCENT OF
               BENEFICIAL OWNER                    BENEFICIALLY OWNED       CLASS
              -------------------                ----------------------   ----------
Capital Research and Management Company........        35,340,300(1)         6.1

------------------------------
(1) Washington Mutual has obtained information concerning the Common Stock beneficially owned by Capital Research and Management Company ("CRMC") as of December 31, 1999 from a Schedule 13G dated February 10, 2000. According to the Schedule 13G, CRMC disclaims beneficial ownership pursuant to Rule 13d-4 of the Exchange Act.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table and accompanying footnotes provide a summary of the beneficial ownership of the Common Stock as of March 3, 2000, by (i) directors,
(ii) the Company's Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth herein, and (iv) all current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers.

     Each of the individuals listed below owns less than one percent of the outstanding shares and voting power of the Common Stock of the Company, except that the Company's directors and executive officers as a group hold approximately 1.9%. In most cases, each individual has sole voting and investment power with respect to the shares he or she beneficially owns. Where that is not the case, voting and investment power is clarified in a footnote.

                               SHARES OF            SHARES OF            OPTIONS
           NAME             COMMON STOCK(1)    RESTRICTED STOCK(2)    EXERCISABLE(3)      TOTAL
           ----             ---------------    -------------------    --------------    ----------
Douglas P. Beighle........         22,279                579               12,000           34,858
David Bonderman...........      2,945,720(4)             579                7,500        2,953,799
J. Taylor Crandall........      2,474,189(5)             579                7,500        2,482,268
Craig S. Davis............         16,280(6)          30,073              111,667          158,020
Roger H. Eigsti...........         20,000                579               12,000           32,579
John W. Ellis.............         43,475(7)             579               12,000           56,054
Anne V. Farrell...........          6,000(8)             579               10,500           17,079
Stephen E. Frank..........          5,500                579               22,875           28,954
William P. Gerberding.....          6,051(9)             579               12,000           18,630
Enrique Hernandez, Jr.....            675                579               22,875           24,129
Kerry K. Killinger........        957,458(10)        125,563            1,163,497        2,246,518
William A. Longbrake......        467,770(11)         33,664              171,667          673,101
Phillip D. Matthews.......          3,000                386               10,943           14,329
Michael K. Murphy.........         13,050(12)            579               12,000           25,629
Deanna W. Oppenheimer.....         56,338(13)         33,198              164,239          253,775
Mary E. Pugh..............          1,739                256                    0            1,995
William G. Reed, Jr.......         76,562(14)            579               12,000           89,141
Elizabeth A. Sanders......         11,730(15)            386                8,040           20,156
William D. Schulte........          4,200                386               29,880           34,466
James H. Stever...........         13,700(16)            579               12,000           26,279
Craig E. Tall.............        334,241(17)         35,008              189,669          558,918
S. Liane Wilson...........        173,129(18)         34,839              248,541          456,509
Willis B. Wood, Jr........          4,050                579               29,625           34,254
All directors and
  executive officers as a
  group (28 persons)......      7,827,879(19)        371,741            2,474,335       10,673,955

---------------
 (1) All fractional shares have been rounded up to the next highest share.

 (2) All restricted stock included is held in the Restricted Stock Plan and is subject to divestiture.

 (3) All options included are exercisable within 60 days after March 3, 2000.

 (4) Includes 383,275 shares held in escrow for the benefit of Keystone Holdings Partners, L.P. ("KH Partners") and its transferees pursuant to the merger agreement dated July 21, 1996, as amended November 1, 1996, by and among Washington Mutual, KH Partners, Keystone Holdings, Inc. ("Keystone Holdings") and certain of its subsidiaries (the "Merger Agreement"). KH Partners has distributed voting rights over such shares to its partners in accordance with their sharing percentages, and Mr. Bonderman, as a limited partner of KH Partners, may be deemed to be the beneficial owner of 383,275 shares as to which voting rights have been distributed to him. In addition, Mr. Bonderman is the president and sole shareholder of KH Group Management, Inc. ("KH Group") which is the direct beneficial owner of 547,215 shares of common stock. This number includes 91,428 shares held in escrow pursuant to the Merger Agreement. KH Group, as a limited partner of KH Partners, may be deemed to be the beneficial owner of such 91,428 shares, as to which voting rights have been distributed to it. Finally, Mr. Bonderman is the president and sole shareholder of Bondo, FTW, Inc., which is the direct beneficial owner of 103,479 shares of common stock.

 (5) Includes 21,183 shares held by Acadia MGP, Inc ("Acadia MGP") and 1,558,336 Litigation Escrow Shares held for the benefit of KH Partners and its transferees, as to which voting rights have been distributed to Acadia Partners, L.P. ("Acadia") in accordance with its sharing percentage as a limited partner of KH Partners. Mr. Crandall is the president and sole shareholder of Acadia MGP, which is the managing general partner of Acadia FW Partners, L.P., which in turn is the sole general partner of Acadia. Mr. Crandall disclaims beneficial ownership of any shares owned by Acadia in excess of the greater of Mr. Crandall's direct and indirect interest in the profits or capital account of Acadia. Also includes 83,142 Litigation Escrow Shares held for the benefit of KH Partners and its transferees, as to which voting rights have been distributed to Mr. Crandall in accordance with his sharing percentage as a limited partner of KH Partners.

 (6) Includes 10,000 shares held in the Davis Family Trust and 4,144 shares held in the RSIP.

 (7) Includes 2,250 shares held in trust for the benefit of Mr. Ellis' grandchildren.

 (8) Includes 3,000 shares held jointly with Mrs. Farrell's spouse.

 (9) Includes 2,632 shares held jointly with Mr. Gerberding's spouse.

(10) Includes 1,675 shares held in the RSIP.

(11) Includes 9,921 shares held directly by Mr. Longbrake's spouse, 17,600 shares held in a family foundation and 3,036 shares held in trust for the benefit of Mr. Longbrake's children.

(12) Includes 2,250 shares held jointly with Mr. Murphy's spouse.

(13) Includes 5,083 shares held in the RSIP.

(14) All shares are held jointly with Mr. Reed's spouse.

(15) Includes 1,680 shares held jointly with Ms. Sanders' spouse.

(16) Includes 1,200 shares held in the Stever Family Foundation, for which Mr. Stever is the President, and 7,500 shares that are held jointly with Mr. Stever's spouse.

(17) Includes 1,000 shares held directly by Mr. Tall's spouse and 57,262 shares held in the RSIP.

(18) Includes 580 shares held in the RSIP.

(19) Includes 95,332 shares held in the RSIP.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1999, by the Company's Chief Executive Officer and the five most highly paid executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 1999 (collectively, the "Named Executive Officers").

                                                                                      LONG-TERM
                                                     ANNUAL COMPENSATION           COMPENSATION(1)
                                             -----------------------------------   ---------------
                                                                         OTHER       SECURITIES         ALL
                                                                        ANNUAL       UNDERLYING        OTHER
                                                                        COMPEN-        OPTIONS        COMPEN-
    NAME AND PRINCIPAL POSITION       YEAR     SALARY       BONUS       SATION      GRANTED(#)(2)    SATION(3)
    ---------------------------       ----   ----------   ----------   ---------   ---------------   ---------
Kerry K. Killinger..................  1999   $1,000,000   $1,550,700   $       0        390,000(4)   $241,140
  Chairman, President and             1998      900,000      738,000           0        220,500       214,247
  Chief Executive Officer             1997      833,336      575,684           0        202,500       145,560
Craig E. Tall.......................  1999      440,000      465,210           0        110,000        82,823
  Vice Chair, Corporate Development,  1998      400,000      246,000           0         67,500        62,923
  Consumer Finance and Commercial     1997      333,874      197,473           0         60,000        48,452
    Banking
Craig S. Davis......................  1999      430,000      465,210           0        110,000        39,241
  President, Mortgage Banking and     1998      390,000      246,000           0         67,500        34,895(5)
  Financial Services Groups           1997      330,000      160,656      19,222(6)       30,000       14,131(5)
Deanna W. Oppenheimer...............  1999      430,000      465,210           0        110,000        63,204
  President, Consumer Banking         1998      390,000      246,000           0         67,500        52,357
  Group                               1997      314,624      174,713           0         45,000        37,123
William A. Longbrake................  1999      410,000      465,210           0        110,000        79,491
  Vice Chair and Chief Financial      1998      380,000      246,000           0         67,500        61,751
  Officer                             1997      310,000      197,473           0         60,000             0
S. Liane Wilson.....................  1999      410,000      465,210           0        110,000        80,650
  Vice Chair, Corporate Technology    1998      390,000      246,000           0         67,500        70,695
                                      1997      316,672      197,473           0         60,000        46,154

---------------
(1) In previous years, the Named Executive Officers were awarded restricted stock. These awards have vesting provisions based on either performance criteria or length of service. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers, based on the value of the Common Stock as of the close of trading on December 31, 1999, is set forth in the table below. Such holdings include restricted stock awards reported as long-term incentive plan awards and shares acquired through the reinvestment of dividends, but exclude shares with respect to which restrictions have lapsed. All fractional shares have been rounded up to the next highest share.

                                                     NUMBER          VALUE AT
                       NAME                         OF SHARES    DECEMBER 31, 1999
                       ----                         ---------    -----------------
Kerry K. Killinger................................   125,301        $3,211,220
Craig E. Tall.....................................    34,943           895,276
Craig S. Davis....................................    28,935           769,084
Deanna W. Oppenheimer.............................    32,753           849,006
William A. Longbrake..............................    33,273           860,934
S. Liane Wilson...................................    34,545           890,973

(2) The options shown in this column as 1999 compensation were granted on December 15, 1998.

(3) The amounts shown in this column include the following:

   (a) Profit sharing and Company matching contributions under the Company's RSIP during fiscal 1999 of $9,600 for each of Messrs. Killinger, Tall, Davis and Longbrake and Ms. Oppenheimer and Ms. Wilson.

   (b) Allocations under the Company's Supplemental Employee Retirement Plan (the "SERP") during fiscal 1999 of $113,485, $37,374, $29,641, $35,242,
       $36,663, and $35,802 to the accounts of Messrs. Killinger, Tall, Davis and Longbrake and Ms. Oppenheimer and Ms. Wilson, respectively. The SERP is a nonqualified, non-contributory plan of deferred compensation to provide benefits that exceed certain limits imposed by federal tax laws on benefit accruals under the Company's Cash Balance Pension Plan (the "Pension Plan") and the RSIP.

   (c) Allocations under the Supplemental Executive Retirement Accumulation Plan (the "SERAP") during fiscal 1999 of $118,055, $35,849, $34,649, $16,941, and $35,248 to the accounts of Messrs. Killinger, Tall, Longbrake and Ms. Oppenheimer and Ms. Wilson, respectively. The purpose of this plan is to provide retirement benefits for certain executive employees of the Company and its affiliates. The Company's Compensation Committee determines the level of benefits under the SERAP.

(4) Fifteen thousand of the options granted to Mr. Killinger as 1999 compensation are contingent upon shareholder approval of an increase in the number of options that may be granted under the 1994 Stock Option Plan to any participant in any calendar year. Shareholder approval at this Annual Meeting of the proposed amendments to the 1994 Stock Option Plan would satisfy this contingency.

(5) Includes, in addition to amounts set forth in note 2 to this Summary Compensation Table, $3,516 and $1,516, in 1997 and 1998, respectively, of interest paid in excess of 120% of the applicable federal long-term rate compounded annually on the balance of funds in an unfunded deferred compensation plan for certain former employees of American Savings Bank, F.A. ("ASB"). ASB became a subsidiary of the Company upon the merger of Keystone Holdings with and into Washington Mutual on December 20, 1996 pursuant to the Keystone Merger Agreement and is now WMBFA. No additional compensation may be deferred under this plan.

(6) Includes reimbursement of relocation expenses of $14,147 paid pursuant to Washington Mutual's relocation plan for which key managerial personnel generally are eligible and full tax gross-up of $5,075 on such expenses.

GRANTS OF STOCK OPTIONS IN 1999

     The following table sets forth information on stock option grants during fiscal 1999 to the Named Executive Officers. The options set forth in the table below were granted on December 21, 1999 as a part of recipient's 2000 compensation.

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF
                          NUMBER OF     PERCENT OF                              STOCK PRICE APPRECIATION FOR
                          SECURITIES   TOTAL OPTIONS                               TEN YEAR OPTION TERM(2)
                          UNDERLYING    GRANTED TO     EXERCISE                 -----------------------------
                           OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION        5%              10%
          NAME            GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE          ($)              ($)
          ----            ----------   -------------   ---------   ----------   ------------    -------------
Kerry K. Killinger......   520,000(3)      13.2         25.4375     12/21/09     8,318,700       21,081,216
Craig E. Tall...........   135,000          3.4         25.4375     12/21/09     2,159,663        5,473,008
Craig S. Davis..........   135,000          3.4         25.4375     12/21/09     2,159,663        5,473,008
Deanna W. Oppenheimer...   135,000          3.4         25.4375     12/21/09     2,159,663        5,473,008
William A. Longbrake....   135,000          3.4         25.4375     12/21/09     2,159,663        5,473,008
S. Liane Wilson.........   115,000          2.93        25.4375     12/21/09     1,839,713        4,662,192

------------------------------
(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to the Washington Mutual Amended and Restated 1994 Stock Option Plan ("1994 Stock Option Plan"). The exercise price of each option is equal to the fair market value of Common Stock on the date of grant. The options have a 10-year term and vest over three years.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the SEC and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

(3) One hundred forty-five thousand of the options granted to Mr. Killinger in 1999 are contingent upon shareholder approval of an increase in the number of options that may be granted under the 1994 Stock Option Plan to any participant in any calendar year. Shareholder approval at this Annual Meeting of the proposed amendments to the 1994 Stock Option Plan would satisfy this contingency.

AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth information on the exercise of stock options during fiscal 1999 by each of the Named Executive Officers and the value of unexercised options at December 31, 1999.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                          OPTIONS AT               IN-THE-MONEY OPTIONS
                             ACQUIRED ON     VALUE         FISCAL YEAR END(#)         AT FISCAL YEAR END($)(2)
                              EXERCISE     REALIZED    ---------------------------   ---------------------------
           NAME                  (#)        ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   ---------   -----------   -------------   -----------   -------------
Kerry K. Killinger.........    51,875      1,493,689    1,163,497       333,500      17,698,422         -0-
Craig E. Tall..............    69,372      1,748,022      189,669        95,833       1,242,052         -0-
Craig S. Davis.............        --             --      111,667        95,833             -0-         -0-
Deanna W. Oppenheimer......    19,425        194,186      164,239        95,833         972,176         -0-
William A. Longbrake.......        --             --      171,667        95,833         776,250         -0-
S. Liane Wilson............        --             --      248,541        95,833       2,765,365         -0-

------------------------------
(1) The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.

(2) Amounts are based on the fair market value of Washington Mutual Common Stock on the last trading day of the year, December 31, 1999, which was $25.8750.

                          PENSION PLANS AND AGREEMENTS

CASH BALANCE PENSION PLAN

     Pursuant to the terms of the Cash Balance Pension Plan (the "Pension Plan"), participants annually receive benefit accruals based upon eligible compensation and interest credits on current and prior benefit accruals. Through December 31, 1994, the Pension Plan annually credited each participant with 3% of total eligible cash compensation. Beginning January 1, 1995, the crediting rate is based on years of service with Washington Mutual. Effective January 1, 2000, for service up to four years, the benefit credit is 2.5%; for service from five to nine years, the benefit credit is 3%; for service from ten to fourteen years, the benefit credit is 4%; for service from fifteen to nineteen years, the benefit credit is 5%; for twenty years or more, the benefit credit is 6%. Eligible cash compensation includes base salary, incentive payments, bonuses and overtime. Effective October 1, 1995, the Pension Plan annually credits interest on all benefit accruals at the rate quoted for the yield on U.S. government securities adjusted to a constant maturity of 30 years at the beginning of each Pension Plan year. Effective October 1, 1998, the Pension Plan credits benefit accruals (based on years of service) each pay period. Interest credits are allocated daily to participant accounts. The interest credit rate for 1999 was 5.25%. Participants may elect to receive, at the time of termination, a lump sum distribution of their vested balances or an annuitized payment from the Pension Plan's Trust Fund. The Pension Plan complies with the Employee Retirement Income Security Act of 1974 (ERISA). In general, all employees become eligible to participate in the Pension Plan beginning with the quarter following completion of one year of service with Washington Mutual during which they work a minimum of 1,000 hours. An employee's balance in the Pension Plan becomes vested at a graduated rate after two years of service, with full vesting after five years of active service. There are no employee contributions to the Pension Plan.

     The following is an estimate of annual benefits payable upon retirement at normal retirement age to each of the Named Executive Officers under the Pension Plan. These projections are based on an interest crediting rate of 6.15% and are not subject to any deduction for Social Security or other offset amounts.

                                                             ESTIMATED ANNUAL
                        NAME                          BENEFITS AT 65 YEARS OF AGE($)
                        ----                          ------------------------------
Kerry K. Killinger..................................              57,118
Craig E. Tall.......................................              38,045
Craig S. Davis......................................              21,674
Deanna W. Oppenheimer...............................              82,702
William A. Longbrake................................              14,913
S. Liane Wilson.....................................              27,110

EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS

     Washington Mutual has entered into a separate employment agreement with each of the Named Executive Officers for a term that continues until either the Board of Directors in its sole discretion or the Named Executive Officer in his or her sole discretion terminates the respective agreement in accordance with its terms.

     Under the employment agreements, the annual salary of the Named Executive Officer is determined by the Compensation Committee of the Board of Directors, which has set 2000 salaries at $1,000,000, $460,000, $450,000, $430,000,
$450,000 and $420,000, respectively, for Messrs. Killinger, Tall, Davis and Longbrake, Ms. Oppenheimer and Ms. Wilson. Upon termination for any reason upon or within three years after a Change in Control, or upon resignation for Good Cause upon or within three years after a Change in Control (as Change in Control and Good Cause are defined in the individual employment agreements), the Named Executive Officer will be paid three times his or her total annual compensation including the greater of salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or salary and actual bonus for the prior calendar year (annualized if the Named Executive Officer was not employed by the Company for the entire calendar year), but excluding the value of grants of stock options or restricted stock. In addition, all of the Named Executive Officer's outstanding, unvested options will immediately vest and become exercisable, and, subject to prior approval of the Compensation Committee, restrictions on all or certain grants of the Named Executive Officer's restricted stock will immediately lapse. Pursuant to this provision of the employment agreements, the Compensation Committee has determined that, upon a Change in Control, the restrictions on the Named Executive Officers' 1996 and 1997 performance-based restricted stock grants will lapse, in whole or in part, based on Washington Mutual's achievement of certain targeted levels of cumulative ROCE through a specified date on or before the effective date of the Change in Control. Mr. Killinger's agreement provides that he also shall be entitled to such cash payments and equity acceleration (the "Severance Payment") if he is terminated other than for Cause (as defined in Mr. Killinger's agreement), whether or not a Change in Control has occurred.

     Under the terms of the agreements, if the Severance Payment constitutes a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the agreement provides for payment of an additional amount (the "Gross-Up Payment") to the Named Executive Officer within a specified period of time. The Gross-Up Payment would be equal to the amount necessary to cause the net amount retained by the Named Executive Officer, after subtracting the parachute excise tax imposed by Section 4999 of the Code (the "Excise Tax") and any federal, state and local income taxes, FICA tax and Excise Tax on the Gross-Up Payment, to be equal to the net amount the Named Executive Officer would have retained had no Excise Tax been imposed and no Gross-Up Payment been paid.

     Pursuant to his 1982 employment agreement, Mr. Killinger entered into a deferred bonus arrangement with Washington Mutual pursuant to which certain deferred bonus amounts and accrued interest thereon are payable to Mr. Killinger upon death, resignation or retirement. As of December 31, 1999, the accrued benefits under such arrangement totaled $158,468.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1999 the Company paid $75,127 to Pugh Capital Management, Inc. for investment advisory services. Ms. Mary E. Pugh, a director of the Company, is the President of Pugh Capital.

     In 1999 the Company paid $153,425 to Columbia Resource Group ("CRG") an event management and planning group, and Bell Harbor International Conference Center, which is managed by CRG Hospitality, a property management company, for coordinating Company conferences. Mr. John Oppenheimer, the husband of Ms. Deanna Oppenheimer, President, Consumer Banking Group, is an owner of both CRG and CRG Hospitality.

INDEBTEDNESS OF MANAGEMENT

     Except as set forth in the table below, no executive officer or director of the Company was indebted to the Company or its subsidiaries at any time since the beginning of 1999 in an amount in excess of $60,000. In each case Washington Mutual or one of its subsidiaries is the lender for a residential loan secured by a deed of trust or mortgage on the respective residence of the executive officer or director.

                                             LARGEST
                                             AMOUNT                           INDEBTEDNESS      CURRENT
                                         OF INDEBTEDNESS     NATURE OF       OUTSTANDING AT     INTEREST
           NAME AND POSITION             DURING 1999($)     INDEBTEDNESS    MARCH 3, 2000($)    RATE(%)
           -----------------             ---------------    ------------    ----------------    --------
Stephen E. Frank                            1,024,758       Residential(1)     1,004,226         5.0741
  Director
Enrique Hernandez, Jr.                        850,866       Residential(1)       830,470         5.0741
  Director                                  1,347,849       Residential(1)     1,320,671         5.0741
Willis B. Wood, Jr.                           675,535       Residential(1)       657,490         5.0741
  Director                                    378,131       Residential(1)       369,901         5.0741

------------------------------
(1) Interest on the loans is payable at monthly adjustable rates equal to WMBFA's cost of funds plus 0.25%. The rates were approximately 2.2% below similar loans to the public during 1998. The loans were made by GWFC prior to the Great Western Merger, to Messrs. Frank, Hernandez and Wood as directors of GWFC pursuant to the GW Home Loan Program. Under the GW Home Loan Program, employees, officers and directors of GWFC and its affiliates were able to obtain loans in amounts up to 90% of the appraised value of their primary and secondary residences. Executive officers and directors that had loans outstanding under the GW Home Loan Program at the time of the Great Western Merger were entitled to continue their participation, because all participants were protected against adverse amendments to the terms of existing loans or suspensions of the GW Home Loan Program following a change in control. At Washington Mutual's request, GWFC stopped approving applications for the GW Home Loan Program prior to the Great Western Merger. Washington Mutual currently does not make any loans to directors.

     Ms. Fay L. Chapman, Mr. William W. Ehrlich, Mr. Richard M. Levy and Mr. William A. Longbrake, executive officers of the Company, and Stephen E. Frank and Mary E. Pugh, directors of the Company, also have home loans that were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. Washington Mutual currently does not make any loans to members of the Officers' Executive Committee which consists of Mr. Killinger, Ms. Chapman, Mr. Davis, Mr. Ehrlich, Mr. Steven P. Freimuth, Mr. Longbrake, Ms. Oppenheimer, Mr. Tall and Ms. Wilson. Each of Ms. Chapman, Mr. Ehrlich and Mr. Longbrake received their loans prior to becoming members of this Committee, of which Mr. Levy is not a member.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The following Report of the Compensation Committee and the Performance Graphs included in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW

     As part of its duties, the Compensation and Stock Option Committee of the Board of Directors develops and administers Washington Mutual's executive and senior officer compensation programs and establishes and administers annual and long-term incentive compensation plans for executive and senior management, including awards of restricted stock and stock options. As part of the Compensation Committee's long-term incentive compensation strategy, it establishes specific awards of stock options and restricted stock for executive and senior officers. The Compensation Committee also makes recommendations to the Board of Directors with respect to the compensation program for the Chief Executive Officer of Washington Mutual, including annual and long-term incentive compensation plans.

     The compensation program for Washington Mutual's executive and senior officers for 1999 consisted of a combination of base salary, cash bonus awards primarily under the Company's Bonus and Incentive Plan for Executive Officers and Senior Management (the "Bonus Plan"); option grants under the Company's 1994 Stock Option Plan; awards under the Company's Supplemental Executive Retirement Accumulation Plan; participation in investment, retirement and other benefit programs generally available to employees; and certain additional perquisites that vary with the level of responsibility. Certain newly hired senior officers also received restricted stock awards under the Restricted Stock Plan.

     The Compensation Committee is comprised of independent directors, none of whom is or has been an employee of Washington Mutual. The Compensation Committee hires and utilizes an independent compensation consultant to assist it in its deliberations.

COMPENSATION POLICY

     In determining the compensation for a particular executive or senior officer, the Compensation Committee is guided by the following objectives:

     - Attracting and retaining highly qualified officers by maintaining competitive compensation packages for officers;

     - Motivating those officers to achieve and maintain superior performance levels;

     - Maintaining compensation packages that are equitable relative to efforts, skills and responsibilities of the officer when compared to other positions in Washington Mutual; and

     - Making a significant portion of each officer's total compensation package at risk and dependent on Company performance and creation of long-term shareholder value.

     The Compensation Committee believes that total compensation for executive and senior officers should be sufficiently competitive with compensation paid by financial institutions of similar size, with lines of business, geographic dispersion and market place position similar to Washington Mutual so that the Company can attract and retain qualified officers who will contribute to Washington Mutual's long-term success. The independent compensation consultant provides such information and market survey data for use by the Compensation Committee in its deliberations.

     Compensation payments in excess of $1 million to the Company's five most highly compensated executive officers are subject to a limitation on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. Stock option grants under the 1994 Stock Option Plan, cash bonuses granted under the Bonus Plan and restricted stock awards made under Section 6.6 of the Restricted Stock Plan are intended to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments. The Compensation Committee nevertheless retains the discretion to provide non-deductible compensation to reward performance that increases the long-term value of the Company.

SALARY

     The Compensation Committee evaluates the individual performance of the executive officers based on performance reviews conducted by the Chief Executive Officer. In evaluating an executive officer, the Compensation Committee qualitatively reviews the significance of the position held by the officer and the officer's experience and contribution, which is based upon an assessment of the officer's management skills, judgment, application of knowledge and information, and support of corporate values and priorities. The Compensation Committee sets base salary levels for the executive officers and recommends to the Board of Directors a base salary level for the Chief Executive Officer. The recommendation of base salary levels for the executive officers is based primarily on the market data provided by the outside compensation consultant and the performance of each executive officer for the previous year. The Compensation Committee determines the closest comparable position in the market data and then adjusts the recommended target based on specific job responsibilities within the Company and the individual performance review. The base salary component is intended to be at the median of the applicable market salaries.

ANNUAL CASH BONUS AWARD

     Each year, in its determination of bonuses for executive officers, the Compensation Committee first identifies a target bonus based on the market survey data provided by the outside consultant. The target bonus is positioned at the median of market salary levels for each position. For the year 2000, the target bonus opportunity was also modified by the significance of the position to the Company.

     Executive officers are entitled to receive some percentage of the target bonus based on the Company's achievement of established business goals that are long-term determinants of shareholder value. For 1999, one-third of the target bonus depended on Washington Mutual achieving its goal for return on common equity ("ROCE"), one-third depended on achieving its goal for operating efficiency and one-third depended upon achieving its goal on control of net expense. No bonus would have been paid if established thresholds were not met and executive officers could have received up to 150% of their target bonus if Washington Mutual exceeded its business targets. For 1999, the bonus component achievements were slightly over target resulting in a payout at 103.38% of target.

     For 2000, the Compensation Committee has adopted business goals for the Bonus Plan that base 30% of the target bonus on Earnings Per Share ("EPS"), 30% on operating efficiency and 40% on control of net expense.

RESTRICTED STOCK

     The Compensation Committee did not make any grants of restricted stock to executive officers in either 1998 or 1999; however, in 1996 and 1997 performance-based restricted stock grants were made to executive and senior officers to provide long-term incentive in the creation of shareholder value and to encourage the recipient to remain at Washington Mutual. The 1996 and 1997 grants have restrictions that begin to lapse in 2000. One-third of the shares' restrictions will lapse in 2000, since the Company achieved during the relevant time period certain targeted levels of cumulative ROCE, which the Compensation Committee believes is an important element in creating shareholder value. An additional one-third of the shares' restrictions will lapse in 2001 and all restrictions lapse in 2002, if the Company achieves certain targeted levels of cumulative ROCE.

STOCK OPTIONS

     Awards of stock options under the 1994 Stock Option Plan are designed to provide long-term incentives for executive and senior officers that are directly linked to the enhancement of long-term shareholder value.

The Compensation Committee selects the executive officers who will receive stock options and determines the number of shares subject to each option. The size of the individual option grants is generally intended to reflect the officer's position within Washington Mutual and his or her performance and contributions to the Company. In determining the size of the option grant, the Compensation Committee also analyzes the value of the options using an option valuation methodology.

CEO COMPENSATION

     Compensation for Washington Mutual's Chief Executive Officer, Mr. Killinger, was determined based upon the same general policies and criteria as the compensation for other executive officers. Mr. Killinger's base salary and target bonus for 1999 were approved by the Board at its December 1998 meeting upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed the outside compensation consultant's market survey data and considered the financial and operating results of Washington Mutual in fiscal 1998 and the Company's 1999 financial and business plans. Based on the factors set out in "Cash Bonus Award," Mr. Killinger's bonus for 1999 was calculated in the same manner as described above for the other executive officers.

     In evaluating Mr. Killinger's 1999 performance, the Compensation Committee used both quantitative and qualitative criteria, such as record earnings of $1.82 billion, which is indicative of creation of shareholder value; capital strength, as evidenced by the continued qualification of all of the Company's banking subsidiaries as "well capitalized"; strong asset quality; operating efficiency; growth in assets to $186.51 billion; the resulting size and quality of the organization, and in particular the expansion of the franchise as a result of mergers and acquisitions; Mr. Killinger's leadership of the Company and his industry and community leadership. The Compensation Committee's assessment of Mr. Killinger's performance was reviewed with the Board of Directors.

     In determining the size of Mr. Killinger's option grant, the Compensation Committee reviewed the market survey data and other information provided by the outside consultant. Based on these considerations, as compensation for 1999, Mr. Killinger was awarded an option to purchase 390,000 shares. The Compensation Committee concluded that Mr. Killinger's performance in 1999 fully supported the total compensation awarded.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE

                                          John W. Ellis, Chairman
                                          Douglas P. Beighle
                                          Michael K. Murphy
                                          James H. Stever
                                          Willis B. Wood, Jr.

                               PERFORMANCE GRAPH

     The following two graphs compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on Washington Mutual Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P Financial Index since 1994 and since Washington Mutual first became a publicly traded company on March 11, 1983, respectively. The graphs assume that $100 was invested on, respectively, December 31, 1994 and March 11, 1983 in each of the Company Common Stock, the S&P 500 Composite Index and the S&P Financial Index, and that all dividends were reinvested. Management of Washington Mutual cautions that the stock price performance shown in the graphs below should not be considered indicative of potential future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG THE COMMON STOCK OF WASHINGTON MUTUAL,
                          THE S&P 500 COMPOSITE INDEX,
                          AND THE S&P FINANCIAL INDEX

                                                    WASHINGTON MUTUAL
                                                           INC                 S&P FINANCIAL INDEX          S&P 500 COMP-LTD
                                                    -----------------          -------------------          ----------------
Base Period Dec 94                                       100.00                      100.00                      100.00
Dec 95                                                   177.31                      154.37                      137.58
Dec 96                                                   273.19                      208.66                      169.17
Dec 97                                                   409.73                      309.05                      225.60
Dec 98                                                   376.99                      344.36                      290.08
Dec 99                                                   260.82                      358.03                      351.12

                                                    WASHINGTON MUTUAL
                                                           INC                 S&P FINANCIAL INDEX            S&P 500 INDEX
                                                    -----------------          -------------------            -------------
Mar 83                                                    100.00                      100.00                      100.00
Dec 83                                                    106.00                       99.18                      111.35
Dec 84                                                     92.99                      108.49                      118.28
Dec 85                                                    137.02                      154.64                      155.70
Dec 86                                                    281.20                      167.02                      184.69
Dec 87                                                    263.99                      139.02                      194.26
Dec 88                                                    268.61                      164.23                      226.31
Dec 89                                                    365.43                      217.79                      297.80
Dec 90                                                    245.10                      171.14                      288.51
Dec 91                                                    698.89                      257.65                      376.04
Dec 92                                                   1066.19                      317.68                      404.66
Dec 93                                                   1172.34                      352.94                      445.45
Dec 94                                                    848.84                      340.45                      451.33
Dec 95                                                   1505.11                      524.37                      620.93
Dec 96                                                   2318.95                      708.78                      763.50
Dec 97                                                   3477.91                     1049.76                     1019.22
Dec 98                                                   3200.05                     1169.69                     1309.21
Dec-99                                                   2213.97                     1216.13                     1584.69

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act, and the regulations thereunder, Washington Mutual's directors, executive officers and beneficial owners of more than 10% of any registered class of Washington Mutual equity securities are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Washington Mutual believes that during fiscal year 1999, such persons filed all ownership reports and reported all transactions on a timely basis, except that Mrs. Anne Farrell did not timely report one transaction, subsequently reported on a Form 5; Mr. David Bonderman did not timely report one transaction, subsequently reported on an amended Form 5; and Mr. J. Taylor Crandall did not timely report one transaction, subsequently reported on an amended Form 5.

                   ITEM 2. AMENDMENT OF THE WASHINGTON MUTUAL
                  AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     The shareholders are being asked to approve amendments to the 1994 Stock Option Plan that will (i) increase the number of shares reserved for issuance thereunder by 12,000,000 shares of common stock to an aggregate of 30,000,000 shares, (ii) increase the maximum number of shares with respect to which options may be granted to any participant in any calendar year from 375,000 shares to 1,500,000 shares, effective retroactive to December 15, 1998, (iii) extend the duration of the 1994 Stock Option Plan to April 18, 2010, (iv) increase the number of shares with respect to which options may be granted to non-employee members of the Board in any calendar year from 3,000 to 4,000, effective as of December 21, 1999 and (v) change the date on which nonqualified options are granted automatically to non-employee members of the Board from the third Tuesday in February to the third Tuesday in December, effective as of December 21, 1999, with the vesting date of such grants made in December being the third Tuesday of the December following the year of grant.

     The 1994 Stock Option Plan, as so amended, will continue to provide for "incentive stock options" that qualify under Section 422 of the Code and options not so qualified ("nonqualified options") to purchase common stock. Stock options may be granted to employees, consultants and advisors of the Company or its affiliates, and stock options to purchase 4,000 shares of stock are automatically granted annually to non-employee members of the Board (such increase from 3,000 shares subject to shareholder approval at this annual meeting). It is expected that the majority of the common stock available under the 1994 Stock Option Plan, as amended, would be granted to the Company's executive and senior management.

     The purpose of the 1994 Stock Option Plan is to increase shareholder value by providing a performance incentive to those who receive stock options thereunder ("participants"), aligning the participants' interests with those of the Company, its affiliates and its shareholders through increased stock ownership, and assisting the Company in attracting, retaining and motivating the best available talent for the successful conduct of its business. The 1994 Stock Option Plan is structured to allow the Compensation Committee broad discretion in granting stock options in order to accomplish these purposes.

     The Board of Directors believes the remaining shares under the 1994 Stock Option Plan, and the current limitation on the number of stock options that may be granted to a participant in a given calendar year, are insufficient to accomplish these purposes. The Board further believes it is appropriate to make the proposed increase in the number of shares with respect to which options may be granted to a participant retroactive to December 15, 1998, thereby making effective certain stock options that the Compensation Committee granted to Mr. Killinger, subject to such shareholder approval, on December 15, 1998 and December 21, 1999, that exceeded the current per-participant limit by 15,000 shares and 145,000 shares, respectively.

SUMMARY OF THE 1994 STOCK OPTION PLAN

     The following description of the 1994 Stock Option Plan, as proposed to be amended, is qualified in its entirety by and subject to the terms and conditions of the 1994 Stock Option Plan itself. A copy of the 1994 Stock Option Plan reflecting the proposed amendments may be obtained by sending a written request to the Company's Secretary at the address listed on page 34 of this Proxy Statement.

ADMINISTRATION

     The Compensation Committee administers the 1994 Stock Option Plan. The Compensation Committee is composed of two or more outside directors. The Compensation Committee selects the persons to whom awards of stock options are made, the number of shares underlying stock options awarded, the price at which options may be exercised to purchase stock (provided that the exercise price is equal to, or greater than, 100% of the fair market value of stock on the grant date of the option), and other terms and conditions of the award of stock options.

ELIGIBILITY

     Employees, consultants and advisors of the Company and its affiliates are eligible to participate in the 1994 Stock Option Plan. Members of the Company's Board of Directors who are not employees of the Company or any of its affiliates receive annual automatic grants of options to purchase 4,000 shares of stock. The proposed amendments would change the date on which these automatic grants are made to the third Tuesday in December and the vesting date for these grants to the third Tuesday of the following December. Except with respect to these automatic grants, the Compensation Committee has general discretion to determine which eligible participants are to receive awards of stock options. Awards granted under the 1994 Stock Option Plan are evidenced by agreements subject to all applicable provisions of the 1994 Stock Option Plan.

SHARES AVAILABLE FOR GRANT

     The maximum aggregate number of shares of stock that may be issued pursuant to options granted under the 1994 Stock Option Plan, as amended, will be 30,000,000 shares, subject to increases and adjustments for stock dividends, stock splits and other events as provided in the 1994 Stock Option Plan. Subject to such increases and adjustments, after accounting for options granted under the 1994 Stock Option Plan as of February 29, 2000, approximately 16,610,223 shares will be available for future grants under the 1994 Stock Option Plan.

ADDITIONAL TERMS AND CONDITIONS OF THE 1994 STOCK OPTION PLAN

     Exercise Price. The price to be paid for shares of common stock upon exercise of an option may not be less than the fair market value of such shares on the grant date, determined in good faith by the Compensation Committee. The exercise price of any incentive stock option granted to a participant owning more than 10% of the outstanding shares of the Company may not be less than 110% of such fair market value.

     Limitation on Incentive Stock Options. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options are exercisable for the first time during any calendar year may not exceed $100,000. If this limit is exceeded, the excess options will be treated as nonqualified options.

     Method of Exercise. An option may be exercised in whole or in part at such times and on such terms as are prescribed by the Compensation Committee in the participant's option agreement. The exercise price may be paid by delivery to the Company of cash or, unless prohibited by the Compensation Committee, previously acquired shares of common stock of the Company, or other property acceptable to the Compensation Committee. As long as the common stock is registered with the SEC under the Exchange Act, and neither the Compensation Committee nor applicable laws or regulations prohibit the practice, a participant may make a cashless exercise of an option by delivery of a properly executed exercise notice together with irrevocable instructions to a broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price in compliance with Regulation T of the Federal Reserve Board. Employees of the Company or its affiliates who exercise options must pay or make arrangements to pay withholding tax requirements applicable to the exercise of nonqualified options or the disqualifying disposition of common stock acquired by the exercise of incentive stock options.

     Exercise Period. Options granted to employees, consultants and advisors become exercisable on the schedule specified in the participant's stock option agreement prescribed by the Compensation Committee. Options granted automatically to non-employee members of the Board become exercisable one year after grant. No option may have a term for exercise that is longer than ten years from the date of grant. Any incentive stock option granted to a participant owning more than 10% of the outstanding shares of the Company must terminate not later than five years from the date of grant. If a participant ceases to be an employee, consultant, advisor or director of the Company or its affiliates, unless otherwise specified by the Compensation Committee (in a participant's option agreement or otherwise), and except as otherwise specified in connection with a change in control under a properly authorized employment agreement between the participant and the Company or an affiliate, the option will terminate, subject to the participant's right, within 90 days after termination of the relationship, to exercise options that had become exercisable by the date of termination.

     Acceleration of Vesting and Antidilution Adjustments. If the Company is involved in a merger or acquisition or any of certain other corporate changes in which its shareholders will receive cash, stock, or other property in exchange for their shares of common stock, the options issued under the 1994 Stock Option Plan will accelerate immediately before closing of the transaction, and the participants will be entitled to exercise any vested or unvested options they then hold, but all options will terminate upon the closing of such transaction; provided, however, that in its discretion, the Compensation Committee instead may elect to convert all unexercised options granted under the 1994 Stock Option Plan into options to purchase stock of an acquiring institution on the same vesting schedule as provided in the participant's option agreement and in the same proportion as used for determining the number of shares of stock of the acquiring corporation to be received by shareholders in the transaction. Applicable accounting rules, however, may circumscribe the Compensation Committee's discretion to convert options to acquire the Company's common stock into options to acquire stock of an acquiring company. Further, the Company generally maintains employment agreements with its officers of first vice president rank and above that provide for the immediate vesting of all stock options held by the officer under certain circumstances in connection with a change in control. The 1994 Stock Option Plan prohibits the Compensation Committee from taking any action contrary to any provision regarding vesting of options contained in an option agreement or employment agreement if it would result in a reduction of benefits to a participant without the participant's consent.

     Transferability of Options. An incentive stock option is transferable only by will or by the laws of descent and distribution and may be exercised only by the participant to whom it was granted, unless he or she is deceased. Nonqualified stock options are transferable only (i) by will or by the laws of descent and distribution, or (ii) to the extent not prohibited by the Compensation Committee, to Immediate Family Members, partnerships comprised solely of Immediate Family Members, and trusts established solely for the benefit of Immediate Family Members.

     Amendment and Termination. The Compensation Committee generally may amend or terminate the 1994 Stock Option Plan at any time so long as the amendment does not have a material adverse effect on the rights of a participant under an outstanding stock option. Shareholder approval is required, however, for any amendment that increases either the aggregate number of shares of stock that may be issued pursuant to the exercise of options granted under the 1994 Stock Option Plan or the maximum number of shares with respect to which any participant may be granted options in any calendar year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company believes that under present law, the following are the U.S. federal income tax consequences generally applicable to options. The grant of an option will create no tax consequences for a participant or the Company. A participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply) except in certain circumstances, and the Company will receive no deduction when an incentive stock option is exercised except in certain circumstances. Upon exercising an option other than an incentive stock option, a participant must recognize ordinary income generally equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. The Company will be entitled to a deduction for the same amount. The treatment to a participant of a disposition of shares acquired through the exercise of an option generally depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or by exercising an option other than an incentive stock option. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except that the Company may be entitled to a deduction in cases in which shares acquired under an incentive stock option are disposed of before the applicable incentive stock option holding periods have been satisfied.

     Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to its five most highly compensated executive officers. Compensation that is considered to be "performance based" under the Code is not subject to this limitation. The Company believes that compensation expense resulting from its executive officers' exercise of stock options granted under the 1994 Stock Option Plan qualifies as "performance-based compensation" that is not subject to the deduction limitations of Section 162(m) of the Code.

SHAREHOLDER APPROVAL

     For shareholders to approve the amendments to the 1994 Stock Option Plan, the number of votes cast in favor must exceed the number of votes cast against such amendments.

     If these amendments are not approved by the shareholders, the 1994 Stock Option Plan will continue to be used without regard for such amendments. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted for the approval of these amendments to the 1994 Stock Option Plan.

 THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE
                   AMENDMENTS TO THE 1994 STOCK OPTION PLAN.

          ITEM 3. AMENDMENT OF THE COMPANY'S BONUS AND INCENTIVE PLAN FOR EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

     The shareholders are being asked to approve amendments to the Bonus Plan that will (i) increase the maximum bonus that may be paid thereunder to a participant in one calendar year from $750,000 to $5,000,000, (ii) add certain additional business criteria on which bonus performance goals may be based, and
(iii) reapprove the existing description of the employees eligible to receive bonuses thereunder. The amendments are proposed to be effective retroactive to January 1, 1999. These matters are described in more detail below.

     The Bonus Plan provides for the payment of cash bonuses based on the Company's achievement of established business goals that are long-term determinants of shareholder value. The Company's executive and senior management are eligible for bonuses under the Bonus Plan.

     The purpose of the Bonus Plan is to increase shareholder value by providing a performance incentive to the Company's management, aligning management's interests with those of the Company, its affiliates and its shareholders by providing compensation based on the achievement of specified business goals, and assisting the Company in attracting, retaining and motivating the best available talent for the successful conduct of its business. The Bonus Plan is structured to allow the Compensation Committee broad discretion in selecting appropriate target bonus amounts and business goals to accomplish these purposes. The Board of Directors believes the current maximum bonus amount and approved business criteria are insufficient to accomplish these purposes.

     A further purpose of the Bonus Plan is to provide cash compensation that qualifies as "performance-based compensation" under Section 162(m) of the Code, thereby allowing the Company to deduct certain compensation amounts that it would not otherwise be able to deduct for federal income tax purposes. To allow this goal to be attained for certain bonus payments under the Bonus Plan based upon Company performance in 1999 and 2000, the Board is asking the shareholders to approve these amendments effective retroactive to January 1, 1999.

SUMMARY OF THE BONUS PLAN

     The following description of the Bonus Plan, as proposed to be amended, is qualified in its entirety by and subject to the terms and conditions of the Bonus Plan itself. A copy of the Bonus Plan reflecting the proposed amendments may be obtained by sending a written request to the Company's Secretary at the address listed on page 34 of this Proxy Statement.

ADMINISTRATION

     The Compensation Committee administers the Bonus Plan. The Compensation Committee is composed of two or more outside directors and, therefore, qualifies as an independent compensation committee for purposes of Section 162(m) of the Code. For each bonus measurement period (determined by the Compensation Committee but generally the calendar year) the Compensation Committee selects the participants from among the members of executive and senior management. The Compensation Committee also determines the business criteria, performance goals and bonus formula (generally including a target bonus amount for each participant) that will be used to determine the cash bonus amount, if any, earned by each participant for the bonus measurement period. The Compensation Committee makes these determinations no later than 90 days after the beginning of the bonus measurement period, on or before 25% of the measurement period has elapsed and while the outcome is substantially uncertain. The Compensation Committee also determines the bonus amount to be paid to each participant based on the attainment of the previously established performance goals. The Compensation Committee's determinations are final and binding on all participants.

ELIGIBILITY

     All members of the Company's executive and senior management are eligible to be selected for participation. For purposes of the Bonus Plan, the members of executive and senior management are defined as all officers with the rank of senior vice president or above of the Company, an affiliate or an established division within an affiliate. The Compensation Committee has the discretion to determine which eligible employees will participate in the Bonus Plan for any bonus measurement period.

MAXIMUM POTENTIAL BONUS

     If the shareholders approve these proposed amendments, the maximum bonus that may be paid to any participant in any calendar year under the Bonus Plan will be $5,000,000. The largest target bonus approved by the Compensation Committee to be awarded with respect to the Company's performance in 2000 was $2,300,000. If the shareholders do not approve these proposed amendments, future bonus payments in excess of the $750,000 maximum currently specified in the Bonus Plan, including any such payment made with respect to the Company's performance in 2000, will be deemed to have been awarded outside of the Bonus Plan, and as such may not be deductible by the Company under Section 162(m) of the Code.

BUSINESS CRITERIA ON WHICH PERFORMANCE GOALS MAY BE BASED

     Bonus amounts earned under the Bonus Plan are determined based on the Company's achievement, over the bonus measurement period, of established business goals that are long-term determinants of shareholder value. In establishing bonus terms under the Bonus Plan for any given bonus measurement period, the Compensation Committee may select only from business criteria specified in the Bonus Plan that have been approved by the shareholders. If the shareholders approve the proposed amendments, the Compensation Committee will be empowered under the Bonus Plan to select from the following expanded list of business criteria:

     - Return on average common stockholders' equity;

     - Return on average equity;

     - Efficiency ratio (other expense as a percentage of other income plus net interest income), either before or after amortization of intangible assets (goodwill);

     - Net operating expense (other income less other expense), either before or after amortization of intangible assets (goodwill);

     - Earnings per diluted share of common stock;

     - Operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill);

     - Operating earnings per diluted share of common stock before depreciation and amortization;

     - Return on average assets; and

     - Ratio of nonperforming to performing assets.

     In selecting any business criteria other than earnings per diluted share of common stock, the Compensation Committee may elect to exclude amortization of intangible assets (goodwill), or to exclude depreciation and amortization. All business criteria other than earnings per diluted share of common stock are deemed to exclude transaction-related expense unless otherwise determined by the Compensation Committee in selecting the business criteria for a particular bonus measurement period.

     In establishing certain portions of the bonus terms for executive and senior management for 1999 and 2000, the Compensation Committee used certain business criteria -- earnings per diluted share of common stock and net operating expense before goodwill amortization -- that are not specified in the existing Bonus Plan and have not been approved by the shareholders. The Board of Directors proposes to retroactively include these two criteria in the Bonus Plan for 1999 and 2000, and to this end the proposed effective date of these amendments is January 1, 1999. If the shareholders do not approve these amendments, those portions of bonuses that are awarded based on earnings per share and/or net operating expense criteria will be deemed to have been awarded outside of the Bonus Plan, pursuant to the Compensation Committee's authority to grant bonuses outside of the Bonus Plan based on criteria it determines. Those bonuses deemed awarded outside of the Bonus Plan may not be deductible by the Company under Section 162(m) of the Code.

ADDITIONAL TERMS AND CONDITIONS OF THE BONUS PLAN

     Requirement of Continued Employment. In general, an eligible employee must be continuously employed by the Company for the entire bonus measurement period to be a participant. However, if the employment of a participant terminates by reason of the death, disability, voluntary termination after age 62 or termination of employment upon a change in control (as such term is defined in the relevant employee's employment agreement), the participant will receive a pro rata portion of the bonus which would have been payable. In addition, the Compensation Committee may include an eligible employee hired after the commencement of a bonus measurement period for the remaining portion of the bonus period.

     Impact of Certain Acquisitions. Unless otherwise specified by the Compensation Committee in its establishment of bonus criteria for a given bonus measurement period, if the Company or its affiliates consummate one or more acquisitions that, individually or in the aggregate, constitute a Triggering Acquisition, the bonus measurement period will be terminated early and pro-rated bonuses will be paid based on the degree of attainment of the performance goals during the shortened bonus measurement period. A Triggering Acquisition is an acquisition in which the acquired entity's operating earnings for the four calendar quarters before the acquisition is equal to 10% or more of the pro-forma operating earnings for the combined entities for the same period.

     Bonus Adjustments. The Compensation Committee may adjust actual bonuses for a participant under the Bonus Plan to the extent that doing so will not cause any part of that participant's bonus to become nondeductible to the Company.

     Amendment and Termination. The Compensation Committee may amend or terminate the Bonus Plan on a prospective basis at any time. The Compensation Committee may not, however, amend or terminate the Bonus Plan so as to increase, reduce or eliminate bonuses payable under the Bonus Plan retroactively. The Compensation Committee also does not have the power to amend the Bonus Plan in any fashion that would cause the Bonus Plan to fail to qualify as performance-based compensation with respect to any "covered employee" under Section 162(m) of the Code.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to its five most highly compensated executive officers. Compensation that is considered to be "performance based" under the Code is not subject to this limitation. The Company believes that bonuses paid to its executive officers under the Bonus Plan qualify as "performance-based compensation" that is not subject to the deduction limitations of Section 162(m) of the Code.

SHAREHOLDER APPROVAL

     For shareholders to approve the proposed amendments to the Bonus Plan, a quorum must exist at the Annual Meeting and the number of votes cast in favor must exceed the number of votes cast against such amendments.

     If these amendments are not approved by the shareholders, the Bonus Plan will continue to be used without regard for such amendments. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted for the approval of these amendments to the Bonus Plan.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                    VOTE "FOR" APPROVAL OF THE AMENDMENTS TO
                                THE BONUS PLAN.

            ITEM 4. AMENDMENT OF THE COMPANY'S RESTRICTED STOCK PLAN

     The shareholders are being asked to approve amendments to the Restricted Stock Plan that will (i) add certain additional business criteria on which the lapse of restrictions on performance-based restricted stock may be based, (ii) reapprove the existing description of the employees eligible to receive restricted stock under the Restricted Stock Plan and (iii) reapprove the existing maximum number of shares of restricted stock that may be granted to a participant in one year. These matters are described in more detail below.

     The Restricted Stock Plan permits grants of restricted stock, with or without performance-based vesting restrictions. All employees, consultants and advisors of the Company and its affiliates, and all members of the Board of Directors, are eligible to receive restricted stock under the Restricted Stock Plan.

     The purpose of the Restricted Stock Plan is to increase shareholder value by aligning the selected participants' interests with those of the Company, its affiliates and its shareholders through increased stock ownership, by assisting the Company in attracting, retaining and motivating the best available talent for the successful conduct of its business, and in some cases by providing a performance incentive by conditioning the lapse of restrictions on restricted stock on the achievement of specified business goals. The Restricted Stock Plan is structured to allow the Compensation Committee broad discretion in selecting criteria for the lapse of restrictions on restricted stock.

     The Board of Directors believes the business criteria currently specified in the Restricted Stock Plan on which performance-based lapses of restrictions may be based are insufficient to accomplish certain of these purposes. The Board of Directors therefore believes the business criteria specified in the Restricted Stock Plan should be expanded to include the criteria that are proposed to be included in the Bonus Plan (discussed above).

SUMMARY OF THE RESTRICTED STOCK PLAN

     The following description of the Restricted Stock Plan, as proposed to be amended, is qualified in its entirety by and subject to the terms and conditions of the Restricted Stock Plan itself. A copy of the Restricted Stock Plan reflecting the proposed amendments may be obtained by sending a written request to the Company's Secretary at the address listed on page 34 of this Proxy Statement.

PURPOSE

     The principal purpose of the Restricted Stock Plan is described above. A further purpose is to allow the grant of performance-based restricted stock that qualifies as "performance-based compensation" under Section 162(m) of the Code, thereby allowing the Company to deduct certain compensation amounts that it would not otherwise be able to deduct for federal income tax purposes.

ADMINISTRATION

     The Compensation Committee administers the Restricted Stock Plan. The Compensation Committee is composed entirely of outside directors and, therefore, qualifies as an independent compensation committee for purposes of Section 162(m) of the Code. The Compensation Committee selects the persons to whom awards of restricted stock are made, the number of shares of restricted stock awarded and other terms and conditions of the award of restricted stock.

ELIGIBILITY

     All members of the Company's Board of Directors and all employees, consultants and advisors of the Company and its affiliates are eligible to participate in the Restricted Stock Plan.

MAXIMUM AWARD

     The maximum number of shares of common stock that may be awarded under the Restricted Stock Plan to any participant in any calendar year is 225,000.

SHARES AVAILABLE FOR AWARD

     The maximum aggregate number of shares of stock that may be issued pursuant to the Restricted Stock Plan is 2,075,122, subject to increases and adjustments for stock dividends, stock splits and other events as provided in the Restricted Stock Plan.

BUSINESS CRITERIA ON WHICH PERFORMANCE-BASED RESTRICTIONS MAY BE BASED

     The Compensation Committee is authorized to award performance-based restricted stock under Section 6.6 of the Restricted Stock Plan. Such awards are intended to qualify as performance-based compensation under Section 162(m) of the Code. The lapse of restrictions on this performance-based restricted stock is based on the Company's achievement of established business goals that are long-term determinants of shareholder value. In establishing performance-based restrictions on awards under Section 6.6 of the Restricted Stock Plan, the Compensation Committee may select only from business criteria specified in
Section 6.6 of the Plan that have been approved by the shareholders. If the shareholders approve the proposed amendments, the Compensation Committee will be empowered under Section 6.6 of the Restricted Stock Plan to select from the following expanded list of business criteria:

     - Return on average common stockholders' equity;

     - Return on average equity;

     - Efficiency ratio (other expense as a percentage of other income plus net interest income), either before or after amortization of intangible assets (goodwill);

     - Net operating expense (other income less other expense), either before or after amortization of intangible assets (goodwill);

     - Earnings per diluted share of common stock;

     - Operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill);

     - Net operating earnings (earnings before transaction-related expense) either before or after amortization of intangible assets, of an affiliate;

     - Return on average assets;

     - Ratio of nonperforming to performing assets; and

     - Return on investment in an affiliate.

     In selecting any business criteria other than earnings per diluted share of common stock, the Compensation Committee may elect to exclude amortization of intangible assets (goodwill), or to exclude depreciation and amortization. All business criteria other than earnings per diluted share of common stock are deemed to exclude transaction-related expense unless otherwise determined by the Compensation Committee in selecting the business criteria for a particular grant of restricted stock.

     Each award of restricted stock under Section 6.6 of the Plan is granted no later than 90 days after the start of the applicable measurement period, on or before the date that 25% of that period has elapsed and while the outcome is substantially uncertain.

ADDITIONAL TERMS AND CONDITIONS OF THE RESTRICTED STOCK PLAN

     Lapse of Restrictions. The Compensation Committee has full discretion to establish the schedule and terms under which restrictions associated with each grant of restricted stock will lapse, including the authority to choose one of two five-year schedules set out in the Restricted Stock Plan; to establish a shorter or longer period for the lapsing of restrictions on any award; and to impose performance-based goals that must be achieved for restrictions to lapse. Except as otherwise required with respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee also has full discretion to accelerate or otherwise modify the basis upon which the restrictions on any award granted under the Restricted Stock Plan or any predecessor plan will lapse, provided that the consent of the participant must be obtained for any modification that reduces the benefits to the participant.

     General Restrictions. Participants are not permitted to: (i) sell, transfer, pledge (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or assign shares of restricted stock awarded (or purchased through dividend or distribution reinvestment) under the Restricted Stock Plan, (ii) receive cash payment of any dividends or distributions made in respect of restricted stock, or (iii) receive a stock certificate representing restricted stock, until in each case, the restrictions stated in the participant's agreement lapse. Subject only to these restrictions, a participant otherwise enjoys all of the rights of a shareholder of common stock, including the right to vote shares of restricted stock.

     Retirement. In the event of a participant's retirement from the Company and its affiliates or a participant's death or permanent disability after the participant has attained age 60, all remaining restrictions on such participant's restricted stock that relate solely to the participant's length of service with the Company or an affiliate automatically are waived. Other restrictions (such as performance-based restrictions in awards intended to qualify as performance-based compensation under Section 162(m) of the Code) generally are not affected.

     Bifurcation. The Compensation Committee has full discretion to bifurcate the Restricted Stock Plan, so as to restrict, limit or condition the use of certain provisions of the Restricted Stock Plan by participants who are "covered employees" under Section 162(m) of the Code, without so restricting, limiting or conditioning the Restricted Stock Plan with respect to other participants.

     Amendment and Termination. The Compensation Committee may amend or terminate the Restricted Stock Plan at any time. However, any amendment that would have a material adverse effect on the rights of a participant under an outstanding award is not valid with respect to such award without the participant's consent. The Compensation Committee may not increase the aggregate number of shares that may be awarded under the Restricted Stock Plan or the maximum number of shares with respect to which any participant may be granted awards in any calendar year without approval of the holders of a majority of the shares of common stock of the Company present at a meeting of shareholders at which such approval is sought.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Common stock awarded under the Restricted Stock Plan is generally taxable to the recipient at the time that all of the restrictions on any portion of such awards lapse, based upon the fair market value of such stock at the time of the lapse. Alternatively, a recipient may make an election pursuant to Section 83(b) of the Code within 30 days of the date of the award to elect to include in gross income for the current taxable year the fair market value of such stock as of the date of the award. Such election must be filed with the Internal Revenue Service within 30 days of the date of the restricted stock grant. The Company generally will be allowed a tax deduction for federal income tax purposes as a compensation expense equal to the amount of ordinary income recognized by the recipient of the restricted stock at the time the recipient recognizes taxable ordinary income.

     Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to its five most highly compensated executive officers. Compensation that is considered to be "performance based" under the Code is not subject to this limitation. The Company believes that compensation expense resulting from the lapse of restrictions on performance-based restricted stock granted to its executive officers under
Section 6.6 of the Restricted Stock Plan qualifies as "performance-based compensation" that is not subject to the deduction limitations of Section 162(m) of the Code.

SHAREHOLDER APPROVAL

     For shareholders to approve the proposed amendments to the Restricted Stock Plan, a quorum must exist at the Annual Meeting and the number of votes cast in favor must exceed the number of votes cast against such amendments.

     If these amendments are not approved by the shareholders, the Restricted Stock Plan without regard for such amendments will continue to be used. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted for the approval of these amendments to the Restricted Stock Plan.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                    VOTE "FOR" APPROVAL OF THE AMENDMENTS TO
                           THE RESTRICTED STOCK PLAN.

          ITEM 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche LLP as the independent auditors for the Company for the current fiscal year. In the event that ratification of this selection of independent auditors is not obtained, the Board of Directors will review its future selection of auditors.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of Washington Mutual in advance of the Annual Meeting.

SHAREHOLDER APPROVAL

     For shareholders to ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the current fiscal year, the number of votes cast in favor must exceed the number of votes cast against such ratification.

     Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for the current fiscal year.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                          ITEM 6. SHAREHOLDER PROPOSAL

     Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, owner of 840 shares of Common Stock, has given notice that he intends to present for action at the Annual Meeting the following proposal:

              "Resolved: The shareholders urge our company to take all necessary steps to ensure that if the holders of three percent of the outstanding shares of common stock nominate candidates for the board of directors, the names, biographical sketches and photographs of such candidates shall appear in the company's proxy materials to the same extent that such information is provided about the company's nominees, and the company shall print the names of these nominees on its proxy card and afford shareholders the same opportunity to vote for or withhold support from these nominees as is provided for the company's nominees.

         "Supporting statement;

              "Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

              "Our company's practice is to nominate only one candidate for each board seat, thus leaving shareholders no choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely/never affects the outcome of director elections.

              "The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or other problems.

              "Indeed, only in certain countries disparaged for their governance deficiencies do ballots exclude all but the incumbent administration's nominees.

              "Our company should make it easier for shareholders to have a choice when they elect directors. Competitive elections are regarded as healthy and important in most arenas, and we believe that the same can be said about choosing corporate directors. An open process could create competition for seats on the board and could encourage a discussion among shareholders about why specific nominees are best qualified to serve on the board.

              "This proposal balances the interests of management and shareholders. To the extent that the company believes that its nominees are the best candidates, the company will have an opportunity to make their case to the shareholders. And if the incumbent directors are doing their job properly, we think it is unlikely that a challenger will emerge. As an added precaution, the proposal contains a safeguard against nuisance candidates by requiring nominees to garner support from the holders of three percent of outstanding shares. In our view, such a threshold should assure that serious board candidates are presented to the shareholders, who can then make their own choice about what type of leadership they want for our board.

              "We urge you to vote FOR this proposal."

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     This proposal is not necessary to allow shareholders to oppose the Board's nominees. The Company's Bylaws already provide the opportunity for any shareholder to nominate candidates for the Board of Directors and the SEC's proxy rules provide a mechanism for access to shareholders lists to enable shareholders to solicit proxies for such candidates.

     This proposal urges the Company to establish a mechanism that would enable certain insurgent groups to run proxy contests at the Company's, and ultimately at the shareholders', expense. The three percent stock ownership threshold established in the proposal currently equates to approximately 17,000,000 shares. Any insurgent shareholder or group holding such a large number of shares would undoubtedly have the financial means to bear the costs of a proxy contest. Under this proposal, however, such an insurgent group would not be required to pay the costs of publishing and distributing proxy materials, rather the Company would. Management does not believe that it is in the best interests of the shareholders to provide such an advantage to an insurgent group.

     One of the primary responsibilities of a board of directors is to assure the quality of membership on the board. The Company's Board of Directors takes this responsibility seriously and has assigned to the Planning and Nominating Committee of the Board the responsibility for evaluating candidates for the Board. The Planning and Nominating Committee seeks to promote racial, gender and geographic diversity in the Board's composition. The Board believes that the current policies for selecting candidates for Board membership serve well in attracting and retaining competent directors who enhance the value of the Company.

SHAREHOLDER APPROVAL

     For shareholders to approve the proposal set forth in this Item 6, the number of votes cast in favor must exceed the number of votes cast against such proposal. Under New York Stock Exchange Rules, brokers who hold shares for the accounts of their clients do not have discretionary authority to vote such shares with respect to the proposal.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL, ITEM 6., AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED
                         UNLESS YOU SPECIFY OTHERWISE.

                          ITEM 7. SHAREHOLDER PROPOSAL

     The AFL-CIO Staff Retirement Plan, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 28,300 shares of Common Stock, has given notice that it intends to present for action at the Annual Meeting the following proposal:

              "RESOLVED: That the shareholders of Washington Mutual, Inc. (the 'Company') urge the board of directors (the 'Board') to disclose in a separate report to shareholders the Company's relationships with executive compensation consultants or firms. Specifically, the Company should, with respect to each firm or consultant retained by the Company, the Board or Board committee to advise on executive compensation policies or plans (each, a 'Consultant'):

                  (1) disclose the name of such Consultant;

                  (2) identify the entity (e.g., the Company, the
             Board) that retained the Consultant, and disclose whether any member of the Company's senior management participated in process of selecting or retaining the Consultant; and

                  (3) disclose whether the Consultant has provided, at
             any time in the last five years, non-compensation-related services to the Company or any affiliate of the Company, including services provided by the Consultant through an affiliate, and disclose the amount of fees received by the Consultant or affiliate for such services.

         "Supporting Statement

              "To ensure that executive compensation is aligned with the interests of shareholders, we believe compensation issues should be decided by a committee of independent directors who have access to unbiased advice and objective analyses and data. While the Company notes in its 1999 proxy statement that the Board's compensation committee utilizes an unnamed compensation consultant to assist it in its deliberations, the proxy does not disclose any information that would allow shareholders to adequately assess whether consultants utilized by the compensation committee or Board are sufficiently independent to provide objective advice.

              Questions have been raised about the independence of compensation consultants. A New York Times article in November 1998 linked escalating executive pay to the fact that 'top executives, rather than the board of directors, typically control the hiring and firing of consultants who are brought in to design pay packages . . . if the executives do not like the opinions offered by their consultants, they can easily replace them with others more willing to act as their advocates before the board of directors.' A compensation committee member was quoted in a recent study by Jay Lorsch as stating that consultants are 'wedded to senior management, because they see them as a client.'

              "Compensation experts have noted that the independence of compensation consultants may be compromised as a result of additional business relationships. Graef Crystal, a leading executive compensation expert, advocates that 'the compensation committee of the board should have its own compensation consultant, with that consultant and his firm having no other contact with the particular company. Thus, if you are a [consultant], you could perform actuarial work for a company, and you could advise the CEO on his pay, but you could not work as the consultant to the board of directors. That role would go to someone else.'

              "For these reasons, we believe that requiring disclosure of the Company's relationships with its compensation consultants will help ensure that executive compensation decisions are rendered independently and in the interests of shareholders."

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The SEC has adopted detailed regulations requiring that numerous matters of importance to investors be set forth in proxy statements. The SEC has never adopted a regulation requiring disclosure of the information that this Shareholder Proposal proposes for inclusion in an annual proxy statement. If the SEC were of the opinion that such information is material for shareholders, the SEC would require disclosure by regulation. Thus, all corporations subject to the SEC's oversight would be subject to uniform disclosure rules.

     Non-uniform disclosure may be misleading to investors. For example, disclosure by the Company may imply that the relationship between the Company and its consultants differs in some material respect from the relationships between other companies and their consultants. This implication would be untrue. For this reason, the Board of Directors believes that the Company should not disclose the information that Shareholder Proposal, Item 7., proposes for inclusion in an annual proxy statement, unless the SEC adopts a regulation requiring such disclosure by other corporations.

SHAREHOLDER APPROVAL

     For shareholders to approve the proposal set forth in this Item 7. The number of votes cast in favor must exceed the number of votes cast against such proposal. Under New York Stock Exchange Rules, brokers who hold shares for the accounts of their clients do not have discretionary authority to vote such shares with respect to the proposal.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL, ITEM 7., AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED
                         UNLESS YOU SPECIFY OTHERWISE.

                          ITEM 8. SHAREHOLDER PROPOSAL

     Mr. Jerome Gabig, 1100 Oakmont Drive #1, Walnut Creek, California 94595, owner of 1,079 shares of Common Stock, has given notice that he intends to present for action at the Annual Meeting the following proposal:

              "HIRE PROXY ADVISORY FIRM CHOSEN BY SHAREOWNER VOTE

              "WHEREAS many shareowners lack the time and expertise to make the best voting decisions, yet prefer not to always follow management's recommendations because of management's possible conflicts of interest;

              "WHEREAS proxy advisory firms have established reputations for giving sound independent advice to many institutional investors on how to vote their shares;

              "WHEREAS shareowners have a common interest in obtaining sound independent advice, but often insufficient private interest to justify paying for it individually (the
         'free-rider' problem);

              "THEREFORE BE IT RESOLVED that Washington Mutual shareowners request the Board of Directors to hire a proxy advisory firm for one year, to be chosen by shareowner vote. Shareowners request the Board to take all necessary steps to enact this resolution in time to hold the vote at the year-2001 shareowner meeting, with the following features:

              "To insulate advisor selection from influence by Company management, any proxy advisory firm could put itself on the ballot by paying an entry fee and declaring the price (no more than $5,000) for its advisory service for the coming year. The winning candidate is paid its declared price by the Company, and expected to make voting recommendations freely available to all Company shareowners for the subsequent year. Fulfillment of that expectation would not be policed by Company management, but rather by loss of reputation and future business if performance is disappointing.

              "The decision of whether to hire proxy advisory firms in later years would be left open, and could be decided by future shareowner votes.

         "Supporting statement;

              "This proposal can be expected to improve the return on Washington Mutual stock by:

              - enhancing management accountability to shareowners by
                making professionally researched advice available to all;

              - effectively enfranchising individual investors for the
                first time, ensuring that a majority of shares can be voted independently of management's recommendations;

              - encouraging greater competition among advisory firms to
                serve shareowner interests;

              - reducing the cost to shareowners of voting advice,
                which is already being paid by pension funds on a subscription basis. (The same advice will be bought as a group purchase put to competitive bid, and will generate a corporate tax deduction. Many investors are also pension fund beneficiaries, so are already paying the cost anyway.)

              "Proxy advisory firm such as Proxy Monitor
         (http://www.proxymonitor.com), Institutional Shareholder
         Services (http://iss.cda.com), and Investor Responsibility Research Center (http://www.irrc.org) are frequently cited in the financial press. Examples are 'Venator Holders Are Urged To Support Dissident Slate' (Wall Street Journal 07/06/1999) and 'ISS's Influence Grows In Proxy, Option Matters' (Wall Street Journal 11/10/1997).

              "Articles discussing the company-pay system for proxy advice are on the Corporate Monitoring website (http://www.corpmon.com/publications.htm). These include
         'Collective Action for Dispersed Shareowners' (Corporate Governance International, September 1999) and 'The Internet Will Drive Corporate Monitoring.' Further developments in corporate governance that may follow from this proposal are presented in 'The Corporate Monitoring Firm' (Corporate
         Governance: An International Review, January 1999) and 'Corporate Monitoring: New Shareholder Power Tool' (Financial Analysts Journal, September/October 1998)."

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     According to Mr. Jerome Gabig's proposal, a proxy advisory firm could "put itself on the ballot by paying an entry fee and declaring the price" for its services. The proposal does not require that proxy advisory firms disclose any other information about themselves. Their expertise, prior experience, quality of work, reliability and reputation, and the type of work they would perform are critical factors, which often are more important than fees. The proposal does not provide any procedure by which the Company or shareholders may inquire about these other factors in order to make a fully informed decision.

     The proposal precludes management from screening applicants to determine their qualifications and from limiting the number of firms that may take advantage of the proposal. Any number of competing proxy advisory firms could use the Company's proxy statement as a vehicle to solicit business for themselves, if this proposal were adopted.

     Proxy advisory firms are not neutral evaluators of proposals put to shareholders. Each firm has its own set of criteria by which proposals are evaluated. Different advisory firms have arrived at different conclusions for the same proposal. Shareholders may not have an opportunity to learn the criteria employed by the advisory firms that nominate themselves, because Mr. Gabig's proposal does not allow shareholders or management to probe into these factors.

     Mr. Gabig's proposal would also preclude management of the Company from evaluating the advisory firm's recommendations or the process by which the evaluations are made. Management does not believe that the absence of any checks on the qualifications or recommendations of the proxy advisory firm is in the interests of shareholders.

SHAREHOLDER APPROVAL

     For shareholders to approve the proposal set forth in this Item 8. the number of votes cast in favor must exceed the number of votes cast against such proposal. Under New York Stock Exchange Rules, brokers who hold shares for the accounts of their clients do not have discretionary authority to vote such shares with respect to the proposal.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL, ITEM 8., AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED
                         UNLESS YOU SPECIFY OTHERWISE.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and schedules, together with the Company's 1999 Summary Annual Report, was mailed to shareholders with this Proxy Statement. ADDITIONAL COPIES OF THE 1999 SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO INVESTOR RELATIONS, WASHINGTON MUTUAL, INC., 1201 THIRD AVENUE, 7TH FLOOR, SEATTLE, WASHINGTON 98101. This proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, are also available from the Securities and Exchange Commission over the Internet at its website, http://www.sec.gov.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     According to the Company's Bylaws, the Company must receive nominations for the election of directors or shareholder proposals for any new business to be taken up at the Company's 2001 Annual Meeting of Shareholders by November 23, 2000, to consider them for inclusion in the Company's 2001 proxy statement and form of proxy. Any such nominations or shareholder proposals must be received in writing at the executive offices by the Secretary of the Company by that date. The Company's address for these purposes is 1201 Third Avenue, Suite 1706, Seattle, Washington 98101, Attention: Secretary.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM L. LYNCH
                                          William L. Lynch
                                          Secretary
March 22, 2000

                            [WASHINGTON MUTUAL LOGO]

                      1201 Third Avenue, Seattle, WA 98101

           PROXY FOR THE APRIL 18, 2000 ANNUAL METING OF SHAREHOLDERS

  This Proxy is Solicited By The Board of Directors of Washington Mutual, Inc.

The undersigned shareholder(s) of Washington Mutual, Inc. (the "Company") hereby appoints William L. Lynch and Fay L. Chapman, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on March 3, 2000, at the Meeting of Shareholders to be held at 2:00 p.m., Tuesday, April 18, 2000, and at any and all adjournments thereof.


-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


                            [WASHINGTON MUTUAL LOGO]

                         Annual Meeting of Shareholders

                            Tuesday, April 18, 2000
                                   2:00 p.m.
                                 Benaroya Hall
                       S. Mark Taper Foundation Auditorium
                             200 University Street
                               Seattle, Washington

                                                                Please mark
                                                              your votes as  [X]
                                                               recreated on
                                                               this example

                           FOR all nominees listed          WITHHOLD AUTHORITY
                           below (except as marked      to vote for all nominees
                            to the contrary below)            listed below
1. ELECTION OF DIRECTORS:          [  ]                          [  ]


    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.) Nominee (Term will expire in 2002): Mary E. Pugh

    Nominees (Terms will expire in 2003): Douglas P. Beighle, J. Taylor Crandall, Kerry K. Killinger, Michael K. Murphy, Elizabeth A. Sanders, Willis B. Wood

                                                        FOR   AGAINST  ABSTAIN
2.  APPROVAL OF AMENDMENTS TO WASHINGTON MUTUAL'S 1984  [ ]   [     ]  [     ]
    STOCK OPTION PLAN.

                                                        FOR   AGAINST  ABSTAIN
3.  APPROVAL OF AMENDMENTS TO WASHINGTON MUTUAL'S       [ ]   [     ]  [     ]
    BONUS AND INCENTIVE PLAN FOR EXECUTIVE OFFICERS
    AND SENIOR MANAGEMENT.

                                                        FOR   AGAINST  ABSTAIN
4.  APPROVAL OF AMENDMENTS TO WASHINGTON MUTUAL'S       [ ]   [     ]  [     ]
    RESTRICTED STOCK PLAN.

                                                        FOR   AGAINST  ABSTAIN
5.  RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE    [ ]   [     ]  [     ]
    LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                                        FOR   AGAINST  ABSTAIN
6.  SHAREHOLDER PROPOSAL REGARDING NOMINATIONS OF       [ ]   [     ]  [     ]
    BOARD CANDIDATES.

                                                        FOR   AGAINST  ABSTAIN
7.  SHAREHOLDER PROPOSAL REGARDING DISCLOSURE OF        [ ]   [     ]  [     ]
    EXECUTIVE COMPENSATION CONSULTANTS.

                                                        FOR   AGAINST  ABSTAIN
8.  SHAREHOLDER PROPOSAL REGARDING HIRING OF PROXY      [ ]   [     ]  [     ]
    ADVISORY FIRM BY SHAREHOLDER VOTE.


Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as in any other matter that may properly come before the Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, 4 AND 5 IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 6, 7 AND 8.


Signature(s)_____________________________________________ Date ___________, 2000
(Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


(STAR) BENAROYA HALL

PARKING

The Benaroya Hall parking garage
is located on 2nd Avenue just
beyond Union Street. 2nd Avenue is
one-way going south. Union Street
is one-way going west.

ADDITIONAL PARKING
                                        [MAP OF SITE]
[ ] WASHINGTON MUTUAL TOWER
    Entrance on Seneca Street
    between 2nd and 3rd Avenues
 *  COBB GARAGE
    Entrance on University Street
    between 3rd and 4th Avenues
 o  PUGET sound PLAZA GARAGE           [COMPASS]
    Entrance on Union Street
    between 4th and 3rd Avenues

Washington Mutual does not validate parking

                                WASHINGTON MUTUAL

                            BONUS AND INCENTIVE PLAN
                  FOR EXECUTIVE OFFICERS AND SENIOR MANAGEMENT
               As Amended and Restated Effective January 1, 1999

        The Directors' Compensation and Stock Option Committee (the "Compensation Committee") of Washington Mutual, Inc. ("Washington Mutual") hereby adopts this bonus and incentive plan, effective for bonus periods beginning on or after January 1, 1999, subject to shareholder approval as described in Section 3.

        1. PURPOSE. The purpose of this plan is to provide performance-based incentive compensation in the form of cash bonuses to executive officers and senior management of Washington Mutual and its affiliates. This plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)").

        2. ADMINISTRATION. This plan has been established by, and shall be administered by, the Compensation Committee. The Compensation Committee is composed solely of 2 or more outside directors as defined in Section 162(m) and, therefore, qualifies as an independent compensation committee under Section 162(m).

        3. SHAREHOLDER APPROVAL. This plan shall be effective if, and only if, Washington Mutual's shareholders, by a majority of the votes cast, approve the material terms of the performance goals in this plan, specifically, the employees eligible to receive bonuses under this plan; the business criteria on which the performance goals may be based; and the maximum amount of compensation that may be paid to any employee under this plan in any year. No bonuses will be paid under this plan until after this approval is obtained. To the extent necessary for this plan to qualify as performance-based compensation under
Section 162(m) or its successor under then applicable law, these material terms of the performance goals shall be disclosed to and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

        4. PARTICIPANTS. For each bonus measurement period (which may but need not be a calendar year), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in this bonus plan during that measurement period and will be eligible to receive a bonus under this plan for that measurement period.

            (a) ELIGIBLE EMPLOYEES. All members of senior management of Washington Mutual and its affiliates are eligible to participate in this plan. For purposes of this bonus plan, senior management is defined as any officer with the rank of Senior Vice President or above of Washington Mutual, Inc., of any affiliate and of any established division within an affiliate.

            (b) EMPLOYMENT CRITERIA. In general, to participate in this plan an eligible employee must be continuously employed by Washington Mutual or an affiliate for the entire measurement period. The foregoing notwithstanding: (i) if an otherwise eligible employee joins Washington Mutual or an affiliate during the measurement period, the Compensation Committee may, in its discretion, add the employee to this plan for the partial measurement period, and (ii) if the employment of an otherwise eligible employee ends before the end of the measurement period because of death, disability, voluntary termination of employment upon or after attaining age 62, or termination of employment upon or after a Change in Control (as that term is defined in the employee's Employment Agreement), the employee shall be paid a pro-rata portion of the bonus, if any, that otherwise would have been payable under this plan. If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant's bonus on a pro-rata basis.

        All determinations related to eligibility or the pro-ration of any bonus shall be made by the Compensation Committee pursuant to the above terms, and those determinations shall be final and binding on all employees.

        5. BUSINESS CRITERIA ON WHICH PERFORMANCE GOALS SHALL BE BASED. The payment of bonuses under this plan shall be based on Washington Mutual's attainment of performance goals based on one or more of the following business criteria:

        Return on average common stockholders' equity.

        Return on average equity.

        Efficiency ratio (other expense as a percentage of other income plus net interest income), either before or after amortization of intangible assets (goodwill).

        Net operating expense (other income less other expense), either before or after amortization of intangible assets (goodwill).

        Earnings per diluted share of common stock.

        Operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill).

        Net operating earnings (earnings before transaction-related expense) either before or after amortization of intangible assets of an affiliate.

        Return on average assets.

        Ratio of nonperforming to performing assets.

These business criteria shall be construed consistent with the use of the same terms in Washington Mutual's published financial statements. All business criteria other than earnings per diluted share of common stock shall exclude transaction-related expense unless otherwise determined by the Compensation Committee in selecting the business criteria for a particular bonus measurement period pursuant to Section 6 below. In selecting any business criteria other than earnings per diluted share of common stock, the Compensation Committee may elect, pursuant to Section 6 below, to exclude amortization of intangible assets (goodwill), or to exclude depreciation and amortization.

        6. ESTABLISHING PERFORMANCE GOALS. The Compensation Committee shall establish, for each bonus measurement period: (a) the length of the bonus measurement period, (b) the specific business criterion or criteria, or combination thereof, that will be used; (c) the specific performance targets that will be used for the selected business criterion or criteria; (d) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items, (e) the formula for calculating bonuses in relation to the performance targets; (f) the eligible employees who will participate in the bonus plan for that measurement period; and (g) if applicable, the target bonus amounts for each participant for the measurement period. The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain. Bonus payments to any one participant in any one calendar year under this plan shall not exceed $5,000,000.

        Unless otherwise specified by the Compensation Committee in its written determinations establishing the bonus criteria for the particular bonus measurement period, if Washington Mutual or its affiliates consummate one or more acquisitions during the bonus measurement period that, individually or in the aggregate, constitute a Triggering Acquisition, the bonus measurement period shall end early, on the last day of the calendar quarter immediately before the consummation of the first acquisition that constitutes a Triggering Acquisition (either individually or when aggregated with prior acquisitions during the bonus measurement period), and pro-rated bonuses shall be paid based on the degree of attainment of the performance goals during the shortened bonus measurement period. For purposes of this paragraph, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which the acquired entity's operating earnings (earnings before transaction-related expense) for the four quarters completed immediately before consummation of the acquisition is equal to 10% or more of the pro-forma operating earnings for the same four quarters for the combination of Washington Mutual and its affiliates and the acquired entity. (If either Washington Mutual and its affiliates or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be done using pro-forma earnings for each combined entity.)

        If an employee joins Washington Mutual or an affiliate during the measurement period and becomes an eligible employee pursuant to Paragraph 4(b), and if the employee is a "covered employee" within the meaning of Section 162(m) (because the employee is the chief executive officer or is among the 4 highest compensated officers for the year other than the chief executive officer), then to the extent necessary for this plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to paragraph 6 of this plan for that employee must be established on or before the date on which 25% of the time from the commencement of employment to the end of the measurement period has elapsed and the outcome under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

        7. DETERMINATION OF ATTAINMENT OF PERFORMANCE GOALS. The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to section 6 of this plan, the bonus amounts to be paid to each employee for each measurement period. The Compensation Committee's determinations shall be final and binding on all participants. These determinations must be certified in writing before bonuses are paid, which requirement may be satisfied by approved minutes of the Compensation Committee meeting setting out the determinations made. The Compensation Committee shall not have discretion to increase the amount of the bonus that would otherwise be due upon attainment of the goals established pursuant to paragraph 6 of this plan to any employee who is a "covered employee" within the meaning of Section 162(m) if increasing the bonus would cause the bonus or any part thereof to not be deductible under the Internal Revenue Code.

        8. AMENDMENTS. The Compensation Committee may not amend or terminate this plan so as to increase, reduce or eliminate bonuses payable under this plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate this plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate bonuses retroactively. The foregoing notwithstanding, the Compensation Committee shall not have the power to amend this plan in any fashion that would cause the plan to fail to qualify as performance-based compensation with respect to any "covered employee" as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause this plan to fail to qualify as performance-based compensation with respect to any "covered employee" as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25 percent of the measurement period has elapsed, and while the outcome is substantially uncertain and (ii) no bonuses are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by Washington Mutual's shareholders.

        9. EFFECTIVENESS; PRIOR PLANS SUPERSEDED. Upon shareholder approval as described in Section 3, this plan shall be effective for bonus periods beginning on or after January 1, 1999, and shall replace and supersede the Bonus and Incentive Plan for Executive and Senior Management adopted effective January 1, 1996.

Executed this      day of ________ 2000.

DIRECTORS' COMPENSATION & STOCK OPTION COMMITTEE



By____________________________________
    John W. Ellis
    Its Chairman

                                WASHINGTON MUTUAL

                             1994 STOCK OPTION PLAN

                AS AMENDED AND RESTATED AS OF FEBRUARY 15, 2000

                     WASHINGTON MUTUAL AMENDED AND RESTATED
                             1994 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                             ARTICLE 1. DEFINITIONS

        1.1   Affiliate                                                      1
        1.2   Agreement                                                      1
        1.3   Board                                                          1
        1.4   Code                                                           1
        1.5   Committee                                                      1
        1.6   Company                                                        1
        1.7   Date of Exercise                                               1
        1.8   Exchange Act                                                   1
        1.9   Fair Market Value                                              1
        1.10  Incentive Option                                               1
        1.11  Nonqualified Option                                            2
        1.12  Option                                                         2
        1.13  Participant                                                    2
        1.14  Plan                                                           2
        1.15  Stock                                                          2
        1.16  Ten Percent Shareholder                                        2

                           ARTICLE 2. PURPOSE OF PLAN

                           ARTICLE 3. ADMINISTRATION

        3.1   Administration of Plan                                         3
        3.2   Authority to Grant Options                                     3
        3.3   Discretionary Authority of Committee                           3

                ARTICLE 4. ELIGIBILITY AND LIMITATIONS ON GRANTS

        4.1   Participation                                                  5
        4.2   Limitations on Grants                                          5
        4.3   Limitation on Incentive Options                                5
        4.4   Ten Percent Limitation on Ownership                            5
        4.5   Annual Grants to Nonemployee Board Members                     5

                        ARTICLE 5. STOCK SUBJECT TO PLAN

        5.1   Maximum Number of Shares                                       6

                         ARTICLE 6. EXERCISE OF OPTIONS

        6.1   Exercise Price                                                 6
        6.2   Commencement of Right to Exercise                              6
        6.3   Maximum Exercise Period                                        6
        6.4   Early Termination of Right to Exercise                         6
        6.5   Transferability                                                7

                          ARTICLE 7. METHOD OF EXERCISE

        7.1   Exercise                                                       7
        7.2   Payment                                                        7
        7.3   Federal Withholding Tax Requirements                           7
        7.4   Shareholder Rights                                             8

                  ARTICLE 8. ADJUSTMENT UPON CORPORATE CHANGES

        8.1   Adjustments to Shares                                          8
        8.2   Substitution of Options on Merger or Acquisition               8
        8.3   Effect of Certain Transactions                                 8
        8.4   No Preemptive Rights                                           9
        8.5   Fractional Shares                                              9

                                   ARTICLE 9.
              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

        9.1   General                                                        9
        9.2   Representations by Participants                               10

                         ARTICLE 10. GENERAL PROVISIONS

        10.1   Effect on Employment                                         10
        10.2   Unfunded Plan                                                10
        10.3   Rules of Construction                                        10
        10.4   Governing Law                                                10
        10.5   Compliance With Section 16 of the Exchange Act               10

        10.6   Amendment                                                    11
        10.7   Time to Grant Incentive Options                              11
        10.8   Effective Date of Plan                                       11

                     WASHINGTON MUTUAL AMENDED AND RESTATED
                             1994 STOCK OPTION PLAN


                             ARTICLE 1. DEFINITIONS

        1.1 Affiliate. A "parent corporation," as defined in section 424(e) of the Code, or "subsidiary corporation," as defined in section 424(f) of the Code, of the Company.

        1.2 Agreement. A written agreement (including any amendment or supplement thereto) between the Company or Affiliate and a Participant specifying the terms and conditions of an Option granted to such Participant.

        1.3 Board. The board of directors of the Company.

        1.4 Code. The Internal Revenue Code of 1986, as amended.

        1.5 Committee. A committee with at least as many members as required by Rule 16b-3 of the Exchange Act who are members of the Board.

        1.6 Company. Washington Mutual, Inc., successor to Washington Mutual Savings Bank as Plan sponsor, and its successors.

        1.7 Date of Exercise. The later of the date that the Participant delivers a written notice of exercise to the Company and the date that the Option exercise price is received by the Company.

        1.8   Exchange Act.  The Securities Exchange Act of 1934, as amended.

        1.9 Fair Market Value. On any given date, the applicable description below:

               (a) The closing price of the Stock as traded on the National Association of Securities Dealers National Market System, as published in The New York Times or The Wall Street Journal, on the business day immediately preceding the date as of which Fair Market Value is being determined.

               (b) If the Stock is not traded as described in subparagraph (a), Fair Market Value shall be the value determined in good faith by the Committee or the Board.

        1.10 Incentive Option. An Option that is intended to qualify as an "incentive stock option" within the meaning of section 422 of the Code. An Incentive Option shall not be invalid for failure to qualify under section 422 of the Code, but shall be treated as a Nonqualified Option.

        1.11  Nonqualified Option.  An Option that is not an Incentive Option.

        1.12 Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the price set forth in an Agreement. As used herein, an Option includes both Incentive Options and Nonqualified Options.

        1.13 Participant. A person who is awarded Options hereunder. All employees, consultants and advisors of the Company or of an Affiliate are eligible to become Participants. Members of the Board who are not employees of the Company or its Affiliates are also eligible to become Participants to the extent that they receive Options pursuant to grants specifically called for by the terms of this Plan.

        1.14 Plan. The Washington Mutual Amended and Restated 1994 Stock Option Plan, as embodied herein and as amended from time to time, and including the Washington Mutual 1994 Stock Option Plan, which is the predecessor version of this Plan.

        1.15 Stock. The common stock of the Company.

        1.16 Ten Percent Shareholder. An individual who owns more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time he or she is granted an Option. For the purpose of determining if an individual is a Ten Percent Shareholder, he or she shall be deemed to own any voting stock owned (directly or indirectly) by or for his or her brothers and sisters (whether by whole or half blood), spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

                           ARTICLE 2. PURPOSE OF PLAN

        The purpose of the Plan is to advance the interests of the Company, to provide a performance incentive and to align the interests of the Participants with the interests of the Company, its Affiliates, and its shareholders through increased stock ownership by the Participants. It is intended that Participants may acquire or increase their proprietary interests in the Company, that Participant employees will be encouraged to remain in the employ of the Company or of its Affiliates, and that Participant consultants, advisors and board members will be encouraged to maintain their relationships with the Company or its Affiliates. The proceeds received by the Company from the sale of Stock pursuant to this Plan may be used for general corporate purposes.

        The Plan was originally established and maintained by Washington Mutual Savings Bank as the Washington Mutual 1994 Stock Option Plan (the "Original Plan"). By action of the respective boards of directors of Washington Mutual Savings Bank and the Company, the Company became the sponsor of the Original Plan, effective November 29, 1994, at which time common stock of the Company was substituted for common stock of Washington Mutual Savings Bank. The Original Plan was previously approved by the shareholders of Washington Mutual Savings Bank, the prior sponsor of the Original Plan. The Company amended and restated the Original Plan, effective as of February 17, 1998, and adopted several amendments subsequent to such amendment and restatement.

     The Plan was further amended on January 18 and February 15, 2000, subject to shareholder approval.

        The Board approved this restatement of the Plan to incorporate all such amendments.

                            ARTICLE 3. ADMINISTRATION

        3.1 Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have complete authority to (i) interpret all provisions of this Plan; (ii) prescribe the form of any Agreement; (iii) adopt, amend, and rescind rules for Plan administration; and (iv) make all determinations it deems advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Option. The Company shall bear all expenses of Plan administration.

        3.2 Authority to Grant Options. The Committee shall have authority to grant Options upon such terms the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise of all or any part of an Option.

        3.3 Discretionary Authority of Committee. The Committee shall have full discretionary power, subject to, and within the limits of, Articles 4, 5 and 6 of the Plan:

               (a) To determine from time to time who of the eligible persons shall be granted Options, and the time or times when, and the number of shares for which, an Option or Options shall be granted to such persons.

               (b) To determine whether to grant Incentive Options, Nonqualified Options, or both to eligible persons pursuant to the provisions of the Plan.

               (c) To prescribe the other terms and provisions (which need not be identical) of each Option granted under the Plan to eligible persons.

               (d) To modify or amend any term or provision of any Option granted under the Plan, provided that the consent of the holder thereof must be obtained for any modification or amendment that reduces the benefits to the holder of the Option.

               (e) To construe and interpret the Plan and Options granted hereunder (including the Agreements), and to establish, amend, and revoke rules and regulations for administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power the Committee may retain counsel at the expense of the Company. All decisions and determinations by the Committee in exercising this power shall be final and binding upon the Company and the Participants.

               (f) To determine the duration and purposes of leaves of absence which may be granted to a Participant without constituting a termination of his or her employment for purposes of the Plan or an Agreement.

               (g) To accelerate the time at which an Option may be exercised, or otherwise modify the terms of an Option in a manner favorable to the Participant.

               (h) Subject to the maximum exercise period provided in Section 6.3, to extend the time within which any Participant must exercise any Option, in whole or in part.

               (i) Notwithstanding Section 6.3, to extend the exercise period of an Option beyond the maximum exercise period provided in Section 6.3, in whole or in part, if the Committee determines that a Participant will be unable to exercise such Option within the maximum exercise period on account of an unforeseeable hardship.

               (j) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder.

               (k) To interpret the Plan and make any determinations that are necessary or desirable in the administration of the Plan.

               (l) To exercise such powers and to make all other determinations deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

                ARTICLE 4. ELIGIBILITY AND LIMITATIONS ON GRANTS

        4.1 Participation. The Committee may from time to time designate persons to whom Options are to be granted from among those who are eligible to become Participants. Such designation shall specify the number of shares of Stock subject to each Option. All Options granted under this Plan shall be evidenced by Agreements which shall designate such Option as either an Incentive Option or Nonqualified Option, and which shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with Articles 4, 5 and 6 of the Plan.

        4.2 Limitations on Grants. A nonemployee Board member is not eligible to receive a grant of Options except as provided in Section 4.5. A person who is not an employee of the Company or an Affiliate is not eligible to receive an Incentive Option. The maximum number of shares of Stock with respect to which Options may be granted to any Participant in any calendar year under the Plan is one and one-half million (1,500,000) shares.

        4.3 Limitation on Incentive Options. To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year (under all incentive stock option plans of the Company and its Affiliates) exceeds $100,000 (the Fair Market Value being determined as of the date each Option was granted), such Options shall be treated as Nonqualified Options. This provision shall be applied by taking Incentive Options into account in the order in which they were granted.

        4.4 Ten Percent Limitation on Ownership. Unless requisite approvals are obtained from the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or other regulatory entities, no person shall be eligible to receive or exercise any option which, if exercised, would result in his or her holding beneficially or of record in excess of 10% of the outstanding voting stock of the Company.

        4.5   Annual Grants to Nonemployee Board Members.

               (a) Grant Date. Nonqualified Options shall be granted automatically each year to each individual who, on the third Tuesday of February of each year, through February 1999, and the third Tuesday of December each year, beginning in December 1999 (the "Eligibility Date"), is a member of the Board and is not an employee of the Company or its Affiliates.

               (b) Number of Shares; Exercise Price. On each Eligibility Date, each nonemployee Board member described in Section 4.5(a) shall be granted a Nonqualified Option to acquire 4,000 shares of Stock. The exercise price for such Nonqualified Options shall be the Fair Market Value of Stock on the respective Eligibility Dates.

               (c) Exercisability. For purposes of determining the dates on which Options can be exercised, each Nonqualified Option awarded under this Section 4.5 shall be fully exercisable on the earlier to occur, if at all, of (1) (i) for Options granted on a third Tuesday in February, the third Tuesday in February after the year that the option was granted, provided that the individual is still a member of the Board, and (ii) for Options granted on a third Tuesday in December, the third Tuesday in December after the year in which the option was granted, provided that the individual is still a member of the Board, or (2) the date of the individual's mandatory retirement from the Board (as defined in the Company's bylaws).

                        ARTICLE 5. STOCK SUBJECT TO PLAN

        5.1 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Options under this Plan (including the predecessor of this Plan, the Original Plan) is thirty million (30,000,000) shares, subject to adjustments as provided in Article 8.

        5.2 Forfeitures. Except as provided in the next sentence, if any Option granted hereunder expires, terminates or is canceled without having been exercised in full, the unpurchased shares subject thereto shall not again be available for issuance under this Plan. The foregoing shall not apply to Options that expire before the expiration of their maximum exercise period in connection with a Participant ceasing to be an employee, director, consultant or advisor of the Company or its Affiliates.

                         ARTICLE 6. EXERCISE OF OPTIONS

        6.1 Exercise Price. The exercise price of an Option shall be not less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted. In the case of a Ten Percent Shareholder, however, the exercise price of an Incentive Option shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted. If the exercise price of an Option is changed after the date it is granted, such change shall be deemed to be a termination of the existing Option and the issuance of a new Option.

        6.2 Commencement of Right to Exercise. An Option shall first become exercisable on the date of grant if not otherwise specified; as may otherwise be specified by the Committee (in the Agreement or otherwise); or as may be specified in connection with a change in control under a properly authorized employment agreement between the Participant and the Company or an Affiliate.

        6.3 Maximum Exercise Period. The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of 10 years (five years in the case of Incentive Options granted to a Ten Percent Shareholder) from the date it was granted. The terms of any Option may provide that it is exercisable for a shorter period.

        6.4 Early Termination of Right to Exercise. Unless otherwise specified by the Committee (in the Agreement or otherwise), and except as otherwise specified in connection with a change in control under a properly authorized employment agreement between the Participant and the Company or an Affiliate, if the Participant for any reason ceases to be an employee, consultant, advisor or director of the Company or an Affiliate, and the Participant does not thereupon become an employee, consultant, advisor or director of the Company or an Affiliate, the Participant shall have the right for 90 days after termination of the relationship to exercise only the portion of the Participant's Options that had become exercisable by the date of the termination, and thereafter the Options shall terminate and cease to be exercisable.

        6.5 Transferability. Any Incentive Option granted under this Plan shall be transferable only by will or by the laws of descent and distribution and may be exercised only by the Participant to whom it was granted, unless he or she is deceased. Any Nonqualified Option granted under this Plan shall be transferable only (a) by will or by the laws of descent and distribution, or (b) to the extent not prohibited by the Committee, to Immediate Family Members, partnerships in which the only partners are Immediate Family Members, or trusts established solely for the benefit of Immediate Family Members. "Immediate Family Members" are the grandparents, parents, aunts, uncles, spouse, brothers, sisters, cousins, children, nieces, nephews, grandchildren and great-grandchildren, and corresponding step relations, of the Participant who holds the Nonqualified Option. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

                          ARTICLE 7. METHOD OF EXERCISE

        7.1 Exercise. An Option granted hereunder shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of Articles 6 and 9 and any contrary provisions in the Agreement, an Option may be exercised in whole or in part at such times and in compliance with such requirements as the Committee shall determine.

        7.2 Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or, unless prohibited by the Committee, Stock that was acquired prior to the exercise of the Option, other consideration acceptable to the Committee, or a combination thereof. As long as the Stock is registered under the Exchange Act, and to the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations) and not prohibited by the Committee, an Option may also be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price in compliance with Regulation T (12 C.F.R. Part 220).

        7.3 Federal Withholding Tax Requirements. Upon exercise of a Nonqualified Option by a Participant who was an employee of the Company or an Affiliate when the Option was issued, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. The Participant shall likewise pay or make arrangements for any withholding tax requirements that may apply or become applicable to any other exercise of Options or disposition of Stock acquired by the exercise of Options. Further, the Company or its Affiliate shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to any Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of Options or disposition of Stock acquired by the exercise of Options.

        7.4 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to his or her Option prior to the Date of Exercise of such Option.


                  ARTICLE 8. ADJUSTMENT UPON CORPORATE CHANGES

        8.1 Adjustments to Shares. The maximum number and kind of shares of Stock with respect to which Options hereunder may be granted and which are the subject of outstanding Options shall be adjusted by way of increase or decrease as the Committee determines (in its sole discretion) to be appropriate, in the event that:

               (a) the Company effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

               (b) the Company or an Affiliate engages in a transaction to which section 424(a) of the Code applies; or

               (c) there occurs any other event which in the judgment of the Committee necessitates such action.

Provided, however, that if an event described in paragraph (a) or (b) above occurs, the Committee shall make adjustments to the limits on Options specified in Section 4.2, to the limitation on aggregate awards of Options under Section 5.1, and to the number of options to be awarded under Section 4.5 that are proportionate to the modifications of the Stock that are on account of such corporate changes.

        8.2 Substitution of Options on Merger or Acquisition. The Committee may grant Options in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Options shall be determined by the Committee in its sole discretion, subject only to the limitations of Article 5.

        8.3 Effect of Certain Transactions. Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock, any Option granted hereunder shall terminate, provided that the Participant shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her Options in whole or in part whether or not the vesting requirements set forth in any Agreement have been satisfied, unless the Committee elects to convert all Options hereunder into options to purchase stock of an acquiring corporation. If the Committee so elects to convert the Options, the amount and price of such converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of shares of stock of the acquiring corporation the holders of the Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization, and the vesting schedule set forth in the Agreement shall continue to apply to the converted options. Nothing in this Section 8.3 or elsewhere in the Plan shall authorize the Committee to take any action contrary to any provision regarding vesting of Options that is contained in any Agreement or employment agreement if the action would reduce the benefits to the Participant, unless the Participant consents to the action.

        8.4 No Preemptive Rights. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.

        8.5 Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Option. The Company will return to the Participant any amount tendered in the exercise of an Option remaining after the maximum number of whole shares have been purchased.


        ARTICLE 9. COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

        9.1 General. No Option shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock for which an Option is exercised may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

        9.2 Representations by Participants. As a condition to the exercise of an Option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 9.1. At the option of the Company, a stop transfer order against any shares of Stock may be placed on the official stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of Options or Stock hereunder.


                         ARTICLE 10. GENERAL PROVISIONS

        10.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

        10.2 Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

        10.3 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

        10.4 Governing Law. The laws of the State of Washington shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

        10.5 Compliance With Section 16 of the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

        10.6 Amendment. The Committee may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Option is not valid with respect to such Option without the Participant's consent, except as necessary for Incentive Options to maintain qualification under the Code. Provided further that the shareholders of the Company must approve any amendment that increases either the aggregate number of shares of Stock that may be issued pursuant to the exercise of Options granted under the Plan or the maximum number of shares with respect to which any Participant may be granted Options in any calendar year (other than any such increase made pursuant to Article 8), or that changes the employees (or class of employees) eligible to receive Options.

        10.7 Time to Grant Incentive Options. No Incentive Option may be granted under this Amended and Restated Stock Option Plan more than ten years after the date following December 21, 1999 on which this Amended and Restated 1994 Stock Option Plan is approved by shareholders as provided in Section 10.8. Incentive Options granted before the expiration of that ten year period shall remain valid in accordance with their terms and the terms of this Plan. Any Option purportedly granted under this Plan as an Incentive Option after the expiration of that ten year period shall be treated as a Nonqualified Option but shall otherwise remain valid in accordance with its terms and the terms of this Plan.

     10.8 Effective Date of Plan. This version of the Amended and Restated 1994 Stock Option Plan is subject to the condition subsequent that certain amendments embodied therein are approved by shareholders holding a majority of the Company's outstanding voting stock present or represented by proxy and entitled to vote at the Company's next annual shareholders' meeting, which is duly held, that occurs after February 15, 2000, the date that the Board adopted such amendments subject to shareholder approval. If such shareholder approval is not given, this version of the Amended and Restated 1994 Stock Option Plan shall be of no force or effect and the prior version of the Amended and Restated Plan, as amended prior to January 18, 2000, shall continue to govern.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this the _____ day of _______________, 2000, but to be effective on February 15, 2000.

                                           WASHINGTON MUTUAL, INC.



                                           By:    ______________________________
                                                  M. Lynn Ryder

                                           Its:   Senior Vice President

                                WASHINGTON MUTUAL

                              RESTRICTED STOCK PLAN


                 As Amended and Restated as of January 18, 2000

                     WASHINGTON MUTUAL RESTRICTED STOCK PLAN

                                TABLE OF CONTENTS


ARTICLE 1.  PURPOSE OF PLAN                                               1

ARTICLE 2.  DEFINITIONS                                                   1
        2.1    Affiliate                                                  1
        2.2    Agreement                                                  1
        2.3    Award                                                      1
        2.4    Board                                                      2
        2.5    Code                                                       2
        2.6    Committee                                                  2
        2.7    Company                                                    2
        2.8    Exchange Act                                               2
        2.9    Grant Date                                                 2
        2.10   Participant                                                2
        2.11   Plan                                                       2
        2.12   Restricted Stock                                           2
        2.13   Stock                                                      2
        2.14   Unrestricted Stock                                         2


ARTICLE 3.  ADMINISTRATION                                                2
        3.1    Administration of Plan                                     2
        3.2    Authority to Grant Awards                                  2
        3.3    Participants' Accounts                                     3
        3.4    Transfer of Unrestricted Stock                             3
        3.5    Discretionary Authority of Committee                       4
        3.6    Persons Subject to Section 162(m).                         5
        3.7    Shareholder Rights                                         5


ARTICLE 4.  ELIGIBILITY AND LIMITATIONS ON GRANTS                         5
        4.1    Participation                                              5
        4.2    Limitations on Grants                                      5


ARTICLE 5.  STOCK SUBJECT TO PLAN                                         6
        5.1    Maximum Number of Shares                                   6


ARTICLE 6.  RESTRICTIONS AND FORFEITURES                                  6
        6.1    General Restrictions                                       6
        6.2    Termination of Employment                                  6
        6.3    Retirement                                                 6
        6.4    Lapse of Restrictions - General                            6
        6.5    Employee Status                                            7
        6.6    Performance-Based Grants                                   7
        6.7    Surrender of Restricted Stock                             10

ARTICLE 7.  ADJUSTMENT UPON CORPORATE CHANGES                            10
        7.1    Adjustments to Shares                                     10
        7.2    Substitution of Awards on Merger or Acquisition           10
        7.3    Effect of Certain Transactions                            10
        7.4    No Preemptive Rights                                      11


ARTICLE 8.  COMPLIANCE WITH LAW AND                                      11
        8.1    General                                                   11
        8.2    Representations by Participants                           11


ARTICLE 9.  TAXES                                                        12
        9.1    Immediate Taxation                                        12
        9.2    Deferred Taxation                                         12


ARTICLE 10.  GENERAL PROVISIONS                                          12
        10.1   Effect on Employment                                      12
        10.2   Unfunded Plan                                             12
        10.3   Rules of Construction                                     12
        10.4   Governing Law                                             13
        10.5   Compliance With Section 16 of the Exchange Act            13
        10.6   Amendment                                                 13
        10.7   Effective Date of Plan                                    13

                     WASHINGTON MUTUAL RESTRICTED STOCK PLAN

                 As Amended and Restated as of January 18, 2000


                           ARTICLE 1. PURPOSE OF PLAN

        The purpose of the Plan is to advance the interests of the Company, to provide a performance incentive and to align the interests of the Participants with the interests of the Company, its Affiliates and its shareholders through increased stock ownership by the Participants. It is intended that Participants may acquire or increase their proprietary interests in the Company and that Participant employees will be encouraged to remain in the employ of the Company or of its Affiliates.

        The Plan was established January 1, 1986 as the WM Financial, Inc. Restricted Stock Plan. Washington Mutual Savings Bank, the prior Plan sponsor, amended the Plan by a First Amendment, effective as of July 1, 1987, a Second Amendment, effective as of March 31, 1988, a Third Amendment, effective as of June 30, 1991, a Fourth Amendment, effective as of June 18, 1991, and a Fifth Amendment, effective as of October 20, 1992.

        By action of the respective boards of directors of Washington Mutual Savings Bank and the Company, the Company became the sponsor of the Plan, effective November 29, 1994, after which the Company adopted an amendment and restatement of the Plan, effective November 29, 1994, that incorporated all material provisions of the Plan prior to such date and amended the Plan in certain respects.

        The Company amended and restated the Plan, effective February 18, 1997, and amended the Amended and Restated Plan twice in 1999. Finally, the Plan was amended by action of the Board of Directors on January 18, 2000, subject to approval by the shareholders of the Company.

        The Board approved this restatement of the Plan to incorporate all such amendments.


                             ARTICLE 2. DEFINITIONS

        2.1 Affiliate. A "parent corporation," as defined in section 424(e) of the Code, or "subsidiary corporation," as defined in section 424(f) of the Code, of the Company.

        2.2 Agreement. A written agreement (including any amendment or supplement thereto) between the Company or an Affiliate and a Participant specifying the terms and conditions of an Award granted to such Participant.

        2.3 Award. An award under the Plan that is expressed as a stated number of whole shares of Restricted Stock. An Award shall be subject to the terms of an Agreement.

        2.4 Board. The board of directors of the Company.

        2.5 Code. The Internal Revenue Code of 1986, as amended.

        2.6 Committee. A committee composed of two or more members of the Board who are not officers or employees of the Company or an Affiliate, who are otherwise qualified as Non-Employee Directors as defined under Rule 16b-3(i) of the Exchange Act, and who qualify as outside directors as defined in Section 162(m) of the Code.

        2.7 Company. Washington Mutual, Inc., successor to Washington Mutual Savings Bank as Plan sponsor, and its successors.

        2.8    Exchange Act.  The Securities Exchange Act of 1934, as amended.

        2.9 Grant Date. The date that an Award of Restricted Stock is granted to a Participant hereunder.

        2.10 Participant. A person who is awarded Restricted Stock hereunder. Members of the Board, and employees, consultants and advisors of the Company or of an Affiliate, are the only persons who are eligible to be Participants.

        2.11 Plan. The Washington Mutual Restricted Stock Plan, as embodied herein and as amended from time to time, and including all predecessor versions of this Plan.

        2.12 Restricted Stock. Stock that is awarded subject to restrictions hereunder and has not become Unrestricted Stock in accordance with Article 6.

        2.13 Stock. The common stock of the Company.

        2.14 Unrestricted Stock. Shares of Stock granted under this Plan that are no longer subject to restrictions that constitute a substantial risk of forfeiture, in accordance with Article 6.


                            ARTICLE 3. ADMINISTRATION

        3.1 Administration of Plan. The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. The Company shall bear all expenses of Plan administration.

        3.2 Authority to Grant Awards. The Committee shall have authority to grant

Awards upon such terms as the Committee deems appropriate and that are not inconsistent with the provisions of Articles 4 and 5 of this Plan. Such terms may include restrictions on the transfer of all or any portion of the Stock granted under an Award.

        3.3 Participants' Accounts. The Committee shall establish and maintain adequate records to disclose the Participants and their respective Awards, the restrictions thereon, the stock certificates related thereto, any dividends or distributions payable or paid thereon, any votes taken with respect thereto, and such other matters as may be relevant to the proper administration of this Plan.

               (a) Dividends and Distributions. All cash dividends and other cash distributions paid in respect of Restricted Stock shall be credited to the account of the Participant and invested in Stock pursuant to the Company's general dividend reinvestment program for shareholders of the Company. All such amounts and their proceeds shall be subject to the same restrictions on the same basis as the underlying Restricted Stock and shall be treated as Restricted Stock for all purposes under this Plan.

               (b) Forfeitures. Upon the occurrence of a forfeiture hereunder, all shares of Restricted Stock subject to the Award (including any Restricted Stock purchased with dividends paid on the underlying Restricted Stock) shall be retained by the Company.

        3.4 Transfer of Unrestricted Stock. The Company shall generally transfer Unrestricted Stock to the Participant at an administratively feasible time after the lapse of restrictions hereunder on an Award of Restricted Stock. Any fractional shares of Unrestricted Stock shall be paid to the Participant in cash.

               (a) Termination of Employment. Upon the termination of employment for any reason of a Participant who is an employee of the Company or an Affiliate (including upon the Participant's death), or upon such a Participant's retirement or permanent and total disability, the Company shall deliver to the Participant (or his personal representative) all Unrestricted Stock held for his account.

               (b) Death of Participant. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries (both principal as well as contingent) to whom all amounts that are otherwise due hereunder after termination of employment shall be paid upon his death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form acceptable to the Committee.

                      (1) If the Participant is married as of the date of filing a beneficiary designation and names a principal beneficiary other than his spouse, such designation shall not be effective unless the spouse consents to the beneficiary designation in writing, witnessed by a notary public.

                      (2) The filing of a new beneficiary designation form as
               provided herein shall cancel all beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing a beneficiary designation form, which divorce or marriage is communicated to the Committee in writing, shall revoke any prior designation. As used herein "divorce" includes a dissolution of a marriage or an annulment of a marriage.

                      (3) If all designated beneficiaries predecease a
               Participant or die prior to complete distribution, the Committee shall make distributions to the Participant's personal representative or executor. If a Participant fails to designate a beneficiary as provided above, the Committee shall make distributions to the Participant's personal representative or executor.

        3.5 Discretionary Authority of Committee. The Committee shall have full discretionary power, subject to, and within the limits of, Articles 4 and 5 of the Plan:

               (a) To determine from time to time who of the eligible persons shall be granted Awards, and the time or times when, and the number of shares for which, an Award or Awards shall be granted to such persons.

               (b) To prescribe the other terms and provisions (which need not be identical) of each Award granted under the Plan to eligible persons.

               (c) To modify or amend any term or provision of any Award granted under the Plan (including without limitation in the ways described in Sections 3.5 (f), (g) and (h) below), provided that the consent of the holder thereof must be obtained for any modification or amendment that reduces the benefits to the holder of the Award.

               (d) To construe and interpret the Plan and Awards granted hereunder, and to establish, amend, and revoke rules and regulations for administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award or Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power the Committee may retain counsel at the expense of the Company. All decisions and determinations by the Committee in exercising this power shall be final and binding upon the Company and the Participants.

               (e) To determine the duration and purposes of leaves of absence which may be granted to a Participant without constituting a termination of his or her employment for purposes of the Plan or an Agreement.

               (f) To accelerate the time at which the restrictions on Restricted Stock granted under an Award will lapse, or otherwise modify the restrictions on Restricted Stock in a manner favorable to the Participant.

               (g) To determine, for any group or class of Participants, that restrictions on Restricted Stock shall lapse upon specified events occurring upon or after a change in control of the Company or an Affiliate, subject to such terms and limitations as the Committee may determine.

               (h) To waive or modify the application of Section 6.2 (forfeiture of Restricted Stock upon termination of employment) as to any Award, in whole or in part.

               (i) To authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted hereunder.

               (j) To interpret the Plan and make any determinations that are necessary or desirable in the administration of the Plan.

               (k) To exercise such powers and to make all other determinations deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

        3.6 Persons Subject to Section 162(m). Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of certain provisions of the Plan by Participants who are officers subject to Section 162(m) of the Code, without so restricting, limiting or conditioning the Plan with respect to other Participants.

        3.7 Shareholder Rights. Except as provided in Section 6.1, each Participant shall have, with respect to Restricted Stock, all the rights of a shareholder of Stock including the right to vote the shares.


                       ARTICLE 4. ELIGIBILITY AND LIMITATIONS ON GRANTS

        4.1 Participation. The Committee may from time to time designate persons to whom Awards are to be granted from among those who are eligible to become Participants. Such designation shall specify the number of shares of Restricted Stock subject to each Award. All Awards granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with the Plan.

        4.2 Limitations on Grants. Awards may be granted only to persons who are eligible to be Participants. The maximum number of shares of Stock with respect to which Awards may be granted to any Participant in any calendar year under the Plan is 225,000.

                        ARTICLE 5. STOCK SUBJECT TO PLAN

        5.1 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to Awards under this Plan (including all predecessors of this Plan) is two million seventy-five thousand one hundred twenty-two (2,075,122) shares, subject to adjustments as provided in Article 7 made after January 18, 2000.


                     ARTICLE 6. RESTRICTIONS AND FORFEITURES

        6.1 General Restrictions. A Participant shall not be permitted (i) to sell, transfer, pledge (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or assign shares of Restricted Stock awarded (or purchased through dividend or distribution reinvestment) under the Plan, (ii) to receive payment of any dividends or distributions made in respect of Restricted Stock, or (iii) to receive a stock certificate representing Restricted Stock, until, in each case, the restrictions stated in the Participant's Agreement lapse.

        6.2 Termination of Employment. Upon the termination of employment for any reason of a Participant who is an employee of the Company or an Affiliate before the Participant has attained age 60 (including termination because of the death or permanent disability of the Participant), all Restricted Stock shall be forfeited without compensation to the Participant, unless otherwise determined by the Committee.

        6.3 Retirement. In the event of a Participant's retirement from the Company and its Affiliates or a Participant's death or permanent disability after the Participant has attained age 60, all remaining restrictions on such Participant's Restricted Stock that relate solely to the Participant's length of service with the Company or an Affiliate shall automatically be waived. Restrictions not related solely to the Participant's length of service with the Company or an Affiliate (such as restrictions tied to the performance of the Company) shall remain in effect unless otherwise determined by the Committee.

        6.4 Lapse of Restrictions - General. Each Award of Restricted Stock granted to a Participant shall become Unrestricted Stock according to the terms established by the Committee and specified in the Participant's Agreement. The Committee is authorized but not required to subject an Award to the restrictions described in Schedule A or Schedule B below by setting forth this determination in the Participant's Agreement.

                                   Schedule A

     Years of Continued Employment                       Percentage Unrestricted
              Less than 1                                          0%
        1 but less than 2                                         20%
        2 but less than 3                                         40%
        3 but less than 4                                         60%
        4 but less than 5                                         80%
               5 or more                                         100%


                                   Schedule B

       Years of Continued Employment                     Percentage Unrestricted
              Less than 3                                          0%
        3 but less than 4                                        33.33%
        4 but less than 5                                        66.67%
               5 or more                                          100%


        For purposes of Schedules A and B, unless otherwise determined by the Committee and stated in the relevant Agreement, a Year of Continued Employment shall be credited to a Participant with respect to each Award on each March 31, beginning in the calendar year that follows the Grant Date of an Award, provided that the Participant has been continuously employed by the Company or one of its Affiliates since the Grant Date of the Award.

        The lapse of restrictions on Restricted Stock (including, if applicable, the number of Years of Continued Employment) shall be calculated separately with respect to each Award granted to a Participant.

        6.5 Employee Status. As provided in Section 3.5(e), the Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability, or other reasons shall be treated as termination or interruption of employment for purposes of determining questions of forfeiture and Years of Employment for purposes of the lapse of restrictions on Restricted Stock.

        6.6 Performance-Based Grants. The Committee may provide in any Award for the restrictions on Restricted Stock to lapse upon the Company's attainment of performance-based goals established by the Committee. Any such Award may, but need not be, granted under and pursuant to the terms of this Section 6.6. In addition, the Committee may determine that any performance-based Award granted by the Committee before the adoption of this Amended and Restated Plan shall be treated as if granted under this Section 6.6, provided that the Award is modified so as to comply with the terms of this Section 6.6.

               (a) Intent to Qualify Under Section 162(m). This Section 6.6 is intended to qualify the Awards granted under it as performance-based compensation under Section 162(m) of the Code. All Awards granted pursuant to this Section 6.6 shall be construed in a manner consistent with that intent.

               (b) Shareholder Approval. As to Awards granted under this Section 6.6, no Restricted Stock may become Unrestricted Stock until after the material terms of the performance goals set out below are disclosed to and approved by the Company's shareholders. To the extent necessary for Awards under this Section 6.6 to qualify as performance-based compensation under Section 162(m) of the Code under then applicable law, the material terms of the performance goals shall be disclosed to and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals.

               (c) Business Criteria on Which Performance Goals Shall be Based. The lapse of restrictions on Awards granted under this Section 6.6 shall be based on the Company's attainment of performance goals based on one or more of the following business criteria:

               Return on average common stockholders' equity.

               Return on average equity.

               Efficiency ratio (other expense as a percentage of other income plus net interest income), either before or after amortization of intangible assets (goodwill).

               Net operating expense (other income less other expense), either before or after amortization of intangible assets (goodwill).

               Earnings per diluted share of common stock.

               Operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill).

               Net operating earnings (earnings before transaction-related expense) per diluted share of common stock, either before or after amortization of intangible assets (goodwill).

               Return on average assets.

               Ratio of nonperforming to performing assets.

               Return on an investment in an affiliate.

        These business criteria shall be construed consistent with the use of the same terms in Washington Mutual's published financial statements. All business criteria other than earnings per diluted share of common stock shall exclude transaction-related expense unless otherwise determined by the Compensation Committee in selecting the business criteria for a particular Award pursuant to Section 6.6(d) below. In selecting any business criteria other than earnings per diluted share of common stock, the Compensation Committee may elect, pursuant to Section 6.6(d) below, to exclude amortization of intangible assets (goodwill), or to exclude depreciation and amortization.

               (d) Establishing Performance Goals. The Compensation Committee shall establish, for each Award granted under this Section 6.6: (i) the measurement period(s) to which the performance goals will be applied,
        (ii) the specific business criterion or criteria, or combination thereof, that will be used; (iii) the specific performance targets that will be used for the selected business criterion or criteria; (iv) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items, and
        (v) the formula for calculating the lapse of restrictions in relation to the performance targets. These determinations shall be set out in the Agreement for each Award. Except as otherwise permitted under Section 162(m) of the Code, each Award under this Section 6.6 shall be granted no later than 90 days after the start of any applicable measurement period, on or before the date that 25 percent of each applicable measurement period has elapsed, and while the outcome is substantially uncertain.

               (e) Determination of Attainment of Performance Goals. The Committee shall determine, pursuant to the performance goals and other elements established pursuant to section 6.6(d) above, whether the criteria for the lapse of restrictions have been satisfied. The Committee's determinations shall be final and binding on all Participants. These determinations must be certified in writing before Stock is transferred to the Participant. This requirement may be satisfied by a writing that sets out the determinations made by the Committee that is signed on behalf of the Committee by the Committee's secretary.

               (f) Lapse of Restrictions Upon Death, Disability or Change of Ownership or Control. Notwithstanding the other terms of this Section 6.6, the performance-related criteria for the lapse of restrictions on an Award made under this Section 6.6: (i) may lapse (A) as provided in
        Section 7.3, or (B) upon a participant's disability or upon a change of ownership or control, to the extent so provided in any Agreement, employment agreement or action of the Committee, and (ii) shall lapse upon the Participant's death.

               (g) Other Restrictions. In addition to the performance goals described above, the Committee may determine to subject any Award granted under this Section 6.6 to other, additional restrictions, including restrictions requiring the Participant to remain in the employ of the Company or an Affiliate for specified lengths of time.

        6.7 Surrender of Restricted Stock. A Participant who also is a participant in the Washington Mutual, Inc. Deferred Compensation Plan for Directors and Certain Highly Compensated Employees (the "DCP") may surrender to the Company all or a portion of an Award pursuant to the terms and provisions of the DCP relating to surrender of restricted stock in return for a contribution credit under the DCP.


                  ARTICLE 7. ADJUSTMENT UPON CORPORATE CHANGES

        7.1 Adjustments to Shares. The maximum number and kind of shares of Stock with respect to which Awards hereunder may be granted and which are the subject of outstanding Awards shall be adjusted by way of increase or decrease as the Committee determines (in its sole discretion) to be appropriate, in the event that:

               (a) the Company effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

               (b) the Company or an Affiliate engages in a transaction to which section 424 of the Code applies; or

               (c) there occurs any other event which in the judgment of the Committee necessitates such action.

Provided, however, that if an event described in paragraph (a) or (b) above occurs, the Committee shall make adjustments to the limits on Awards specified in Section 4.2 and in the limitation on aggregate Awards under Section 5.1 that are proportionate to the modifications of the Stock that are on account of such corporate changes.

        7.2 Substitution of Awards on Merger or Acquisition. The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Awards shall be determined by the Committee in its sole discretion, subject only to the limitations of Article 5.

        7.3 Effect of Certain Transactions. Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock (an "Event"), restrictions on any Award of Restricted Stock granted hereunder shall lapse, whether or not the requirements for lapse of restrictions set forth in any Agreement have been satisfied, unless otherwise specifically stated in the Agreement. The foregoing notwithstanding, an Event shall not cause restrictions related solely to the Participant's length of service with the Company or any Affiliate to lapse on any Awards that the Committee elects, before the Event, to convert into restricted stock of an acquiring corporation. If the Committee so elects to convert the Awards, the number of shares of such converted restricted stock shall be determined by adjusting the amount and price of the Awards granted hereunder in the same proportion as used for determining the number of shares of stock of the acquiring corporation the holders of the Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization, and the schedule for lapse of restrictions set forth in the Agreement shall continue to apply to the converted restricted stock. Nothing in this Section 7.3 or elsewhere in the Plan shall authorize the Committee to take any action contrary to any provision regarding lapse of restrictions that is contained in any Agreement or employment agreement if the action would reduce the benefits to the Participant, unless the Participant consents to the action.

        7.4 No Preemptive Rights. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.


                       ARTICLE 8. COMPLIANCE WITH LAW AND
                          APPROVAL OF REGULATORY BODIES

        8.1 General. No Award shall be granted, no Stock shall be issued, and no certificates for shares of Stock shall be delivered under this Plan except in compliance with all federal and state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or self-regulatory organizations on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock awarded hereunder may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal and state laws and regulations. No Award shall be granted, no Stock shall be issued, and no certificate for shares shall be delivered under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

        8.2 Representations by Participants. As a condition to receiving an Award, the Company may require a Participant to represent and warrant at the time of any such award that the shares are being held only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 8.1. At the option of the Company, a stop transfer order against any shares of Stock may be placed on the official stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the

Participants as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of Stock hereunder.


                                ARTICLE 9. TAXES

        9.1 Immediate Taxation. If an employee elects, pursuant to Section 83(b) of the Code, to include in gross income for federal income tax purposes an amount equal to the fair market value of Restricted Stock subject to an Award, the employee shall make arrangements satisfactory to the Company to pay to the Company or its Affiliate any federal, state or local taxes required to be withheld with respect to such Stock. If an employee who makes such an election fails to pay the necessary amounts to the Company or its Affiliate, the Company or its Affiliate shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any taxes of any kind required by law to be withheld with respect to the Stock covered by the Award.

        9.2 Deferred Taxation. If an election under Section 83(b) of the Code has not been made, then at the time Restricted Stock becomes Unrestricted Stock, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares of Stock to which the Participant is entitled hereunder, pay to the Company or its Affiliate amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. The Company or its Affiliate shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock becoming Unrestricted Stock.


                         ARTICLE 10. GENERAL PROVISIONS

        10.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

        10.2 Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

        10.3 Rules of Construction. Headings are given to the articles and sections of this

Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

        10.4 Governing Law. The laws of the State of Washington shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

        10.5 Compliance With Section 16 of the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

        10.6 Amendment. The Committee may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the Participant's consent. Provided further that the shareholders of the Company must approve any amendment that changes the number of shares in the aggregate which may be issued pursuant to Awards granted under the Plan or the maximum number of shares with respect to which any Participant may be granted Awards in any calendar year, except pursuant to
Article 7.

        10.7 Effective Date of Plan. No Award under the terms of the Plan as amended and restated as of January 18, 2000, will be effective unless and until the amendments approved by the Board on January 18, 2000, are approved by shareholders holding a majority of the Company's outstanding voting stock present or represented by proxy and entitled to vote at the Company's next annual shareholders' meeting, which is duly held, that occurs after January 18, 2000, the date that the Board authorized the Company to adopt the amendments to the Plan which are being submitted to the shareholders in such annual shareholders meeting. If such amendments are not so approved by the shareholders of the Company, then this version of the Plan shall be of no force or effect and the Plan as amended and restated as of February 18, 1997, and amended prior to January 18, 2000, shall continue to govern.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this the ______ day of _____________, 2000, but to be effective on January 18, 2000.

                                            WASHINGTON MUTUAL, INC.



                                            By:   _____________________________
                                                  M. Lynn Ryder

                                            Its:  Senior Vice President